UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

HEALTHSTREAM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

HEALTHSTREAM, INC.

500 11TH Avenue North, Suite 1000

Nashville, Tennessee 37203

(615) 301-3100

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 25, 2023

Dear Shareholder:

On Thursday, May 25, 2023, HealthStream, Inc. will hold its 2023 Annual Meeting of Shareholders. The meeting will be held virtually via the Internet, with no physical in-person meeting. Shareholders of record and holders of shares in “street name,” in each case as of March 29, 2023, will be able to listen, vote, and submit questions, regardless of location, via the Internet by following the procedures set forth below in this proxy statement below under “How Do I Attend the Annual Meeting?” The meeting webcast will begin at 2:00 p.m. Central Daylight Time on May 25, 2023, and we encourage you to access the meeting prior to the start time.

At this meeting, we will consider the following proposals:

1.

to elect the two (2) persons nominated by the Board of Directors identified in this proxy statement as Class II directors to hold office for a term of three (3) years and until their respective successors have been duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Company’s proxy statement that accompanies this notice; and

4.	to transact such other business as may properly come before the meeting.

In reliance on SEC rules which allow issuers to make proxy materials available to shareholders on the Internet, we are mailing our shareholders a notice instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents on the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2022 annual report, and a form of proxy card.

Whether or not you plan to attend the virtual meeting, we request that you vote as soon as possible.

By the Order of the Board of Directors,

Nashville, Tennessee	Robert A. Frist, Jr.
April 10, 2023	Chief Executive Officer and Chairman of the Board

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 25, 2023: The Company’s Proxy Statement, Proxy Card, and 2022 Annual Report to Shareholders are available to registered and beneficial shareholders at http://www.edocumentview.com/HSTM. This notice is not a form for voting and presents only an overview of the more complete proxy materials that contain important information. We encourage all shareholders to access and review the proxy materials before voting.

These materials were made available to shareholders on April 10, 2023.

What is the Purpose of the Annual Meeting?

At HealthStream’s Annual Meeting, shareholders will act upon (i) the election of two (2) persons nominated by the Board of Directors (the “Board”) and identified in this proxy statement as Class II directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, (iii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers under applicable SEC rules (the “Named Executive Officers”) as described in this proxy statement, and (iv) any other matters that may properly come before the meeting. The Annual Meeting will be held on May 25, 2023, and will begin at 2:00 p.m. Central Daylight Time.

What are the Board’s Recommendations?

Our Board recommends that you vote:

●	FOR the election of each of the nominees set forth in this proxy statement to serve as Class II directors on our Board;

●	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

●	FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement.

What Happens if I Do Not Give Specific Voting Instructions?

Shareholders of Record. If you are a shareholder of record (that is, if you hold your shares in your own name with our transfer agent) and you:

●	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

●	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in “street name” (that is, if you hold your shares through a broker, bank, or other nominee), you have the right to direct your broker, bank, or other nominee how to vote your shares and will receive materials and voting instructions from any such nominee with respect to voting your shares. New York Stock Exchange (“NYSE”) Rule 452 (“Rule 452”) provides that brokers, banks, and other nominees may not exercise their voting discretion on specified non-routine matters without receiving instructions from the beneficial owner of the shares. Because Rule 452 applies specifically to securities brokers, virtually all of whom are governed by NYSE rules, Rule 452 applies to all companies listed on a national stock exchange including companies (such as the Company) listed on the Nasdaq Stock Market. Therefore, since proposal one (the election of directors) and proposal three (the non-binding advisory vote on executive compensation) are not considered routine under Rule 452, if you do not issue instructions to your broker, bank, or other nominee with respect to these proposals, your broker, bank, or other nominee will not be allowed to exercise its voting discretion (the “non-vote”). As such, with respect to these proposals, broker non-votes will not impact the outcome of proposals one or three. For proposal two, the ratification of the independent registered public accounting firm, absent receiving instructions from you, your broker may vote your shares at its discretion on your behalf. If your shares are held in street name and you do not give your broker, bank, or other nominee instructions on how to vote, your shares will still be counted toward the quorum requirement for the Annual Meeting provided that your broker, bank, or other nominee votes your shares utilizing its discretionary authority for proposal two as noted above.

How Do I Attend the Annual Meeting?

Our Annual Meeting will be held on a virtual basis, meaning that you attend the Annual Meeting via the internet. Shareholders of record and holders of shares in street name, in each case as of March 29, 2023, may attend the virtual meeting by following the instructions set forth below.

Shareholders of Record. In order to attend the Annual Meeting, shareholders of record must have the information that is printed on their notice or proxy card. Shareholders of record may attend the virtual meeting by logging in at www.meetnow.global/MTMKHNA and providing the applicable information set forth on their notice or proxy card.

Street Name Holders. In order to attend the Annual Meeting, holders of shares in street name will need to register to attend in advance. To register to attend the Annual Meeting, street name holders must (i) follow the procedures provided by their broker, bank, or other nominee that holds their shares for obtaining a legal proxy; and (ii) register with Computershare by submitting proof of such holder’s legal proxy reflecting such holder’s HealthStream holdings, along with such holder’s name and email address, to Computershare. Requests for registration must be labeled as “Legal Proxy” and must be received no later than 2:00 p.m. Central Daylight Time on May 22, 2023. Street name holders will receive a confirmation of their registration by e-mail after Computershare has received their registration materials.

Requests for registration should be directed to Computershare by either e-mail or mail as follows:

By e-mail:

Forward the email from your broker or attach an image of your legal proxy to legalproxy@computershare.com

By mail:

Computershare

HealthStream, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

After a street name holder has received confirmation of registration, the street name holder may participate in the meeting by logging in at www.meetnow.global/MTMKHNA and entering the control number provided with the confirmation of registration.

Shareholder Questions. We intend to answer questions pertinent to Company matters in accordance with our rules of conduct and procedures as time allows during the Annual Meeting. Questions may be submitted over the internet prior to or during the Annual Meeting by holders of record and holders of shares in street name participating in the Annual Meeting on a virtual basis who have logged in to the annual meeting page at www.meetnow.global/MTMKHNA and have followed the instructions on such webpage for submitting a question. In order to allow maximum participation, we will limit each holder to one question. If any question submitted by a holder of record or holder in street name is not addressed at the Annual Meeting, such stockholder or holder in street name may contact the Company’s Investor Relations department following the Annual Meeting at 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203 or by contacting us at (615) 301-3237 or at ir@healthstream.com.

Other Information. The meeting webcast will begin at 2:00 p.m. Central Daylight Time on May 25, 2023, and we encourage you to access the meeting prior to the start time. Rules of conduct and procedures for the Annual Meeting will be available on the website set forth above once you access the meeting.

If you have difficulty accessing the meeting or have other technical difficulties, please call the technical support number that will be posted on the Annual Meeting log-in page at www.meetnow.global/MTMKHNA.

For information regarding voting at the Annual Meeting (as well as other methods of voting), see below under “How Do I Vote?”

Who is Entitled to Vote at the Annual Meeting?

The Board has fixed the close of business on Wednesday, March 29, 2023 as the record date. Shareholders of record of our common stock at the close of business on March 29, 2023 may vote at this meeting.

As of the record date, there were 30,674,977 shares of our voting common stock outstanding. These shares were held by approximately 13,038 record holders. Every shareholder is entitled to one vote for each share of common stock the shareholder held on the record date.

Who is Soliciting My Vote?

This proxy solicitation is being made and paid for by HealthStream. In addition, we have retained Computershare and Georgeson Shareholder Communications to assist in the solicitation. We will pay these entities an aggregate of approximately $7,245 plus out-of-pocket expenses for their assistance in connection with the solicitation. Our directors, officers, and other employees not specially employed for this purpose may also assist in the solicitation of proxies. They will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

On What Matters May I Vote?

You may vote on (i) the election of the two (2) persons nominated by the Board and identified in this proxy statement to serve as Class II directors of our Board, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, (iii) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement, and (iv) any other matters that may properly come before the meeting.

Why Did I Receive a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

I Share an Address With Another Shareholder, and We Received Only One Paper Copy of the Proxy Materials. How May I Obtain an Additional Copy of the Proxy Materials?

The Company has adopted a procedure called “householding” in accordance with SEC rules. Under this procedure, the Company is delivering a single copy of the Notice and, if requested, this proxy statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if requested, this proxy statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if requested, this proxy statement or the Annual Report, shareholders may write or call the Company at the following address and telephone number:

HealthStream, Inc.

Investor Relations Department

500 11th Avenue North

Suite 1000

Nashville, Tennessee 37203

Telephone Number: (800) 845-1579

Email: ir@healthstream.com

How Do I Vote?

Your vote is important. Whether or not you plan to attend the meeting on a remote basis, we urge you to submit your voting instructions to the Company as soon as possible (and, in any event, prior to the meeting).

Shareholders of Record (Prior to Annual Meeting). If you are a holder of record, you may vote in advance of the Annual Meeting (1) via the Internet by following the instructions provided in the Notice, (2) by mail, if you requested printed copies of the proxy materials, by filling out and returning your proxy card in the manner described below, or (3) by telephone, if you requested printed copies of the proxy materials, by calling the toll free number found on the proxy card. Alternatively, you may vote at the Annual Meeting on a remote basis as described below.

If you requested printed copies of the proxy materials and properly sign your proxy card and return it in the prepaid envelope, your shares will be voted as you direct. If you requested printed copies of the proxy materials and return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement.

The deadline for shareholders of record to submit voting instructions by telephone or the Internet is 11:59 p.m. Eastern Daylight Time on Wednesday, May 24, 2023. For information about shareholders of record changing their vote, see below under “Can I Change My Vote?”

Beneficial Owners of Shares Held in Street Name (Prior to Annual Meeting). If you hold your shares in street name, your broker, bank, or other nominee will provide you with materials and instructions for voting your shares, which may allow you to vote your shares prior to the Annual Meeting by using the Internet or a toll-free telephone number. If you hold shares through more than one broker, bank, or other nominee, you will receive separate materials and voting instructions from each such nominee. You will need to separately follow the instructions received from each broker, bank, or other nominee through which you hold shares in order to ensure that all of your shares are voted. The deadline for street name holders to submit voting instructions by telephone or the Internet is 11:59 p.m. Eastern Daylight Time on Wednesday, May 24, 2023. For information about holders in street name changing their vote, see below under “Can I Change My Vote?”

Voting at Annual Meeting. Alternatively, shareholders of record and holders of shares in street name, in each case as of March 29, 2023, who have logged into the Annual Meeting at www.meetnow.global/MTMKHNA after following the instructions set forth above under “How Do I Attend the Annual Meeting,” may vote at the Annual Meeting by following the instructions regarding how to vote set forth on such webpage.

The meeting webcast will begin at 2:00 p.m. Central Daylight Time on May 25, 2023, and we encourage you to access the meeting prior to the start time.

How Can I Get Electronic Access to the Proxy Materials?

The Notice will provide you with instructions regarding how to:

●	View on the Internet the Company’s proxy materials for the Annual Meeting; and
●	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available on the Company’s website at www.healthstream.com.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How Will Voting on Any Other Business be Conducted?

We do not know of any business to be considered at the Annual Meeting other than (i) the election of two (2) persons nominated by the Board and identified in this proxy statement as Class II directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and (iii) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement. Our Bylaws require shareholders of the Company to give advance notice of any proposal intended to be presented at any annual meeting. The deadline for this notice for the Annual Meeting has passed, and we did not receive any such notice made in compliance with our Bylaws. If any other business were to be properly presented at the Annual Meeting, Robert A. Frist, Jr., our Chairman and Chief Executive Officer, and Scott A. Roberts, our Chief Financial Officer, are authorized to vote on such matters at their discretion.

What is a “Quorum”?

A “quorum” is a majority of our outstanding shares of common stock. The shares may be present at the meeting (on a virtual basis) or represented by proxy. There must be a quorum for business to be conducted at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What Vote is Required to Approve Each Item?

Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 will be approved if the number of shares of Company common stock cast “FOR” such proposal exceed the number of shares of Company common stock cast “AGAINST” such proposal.

The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement will be approved if the number of shares of Company common stock voted “FOR” such proposal exceeds the number of shares of Company common stock voted “AGAINST” such proposal.

What are My Voting Options on the Proposals?

With respect to Proposal 1, you may vote FOR or WITHHOLD your vote with respect to each of the two (2) nominees set forth in this proxy statement to serve as Class II directors on our Board.

With respect to Proposals 2 and 3, you may vote FOR the proposal, AGAINST the proposal, or you may elect to ABSTAIN from voting.

What is the Effect of Abstentions?

If you abstain from voting on Proposals 2 or 3, you will be counted for purposes of determining whether a quorum exists. So long as a quorum is present, abstaining from Proposals 2 or 3 will have no effect on whether any such matter is approved.

What is the Effect of a Broker Non-Vote?

So long as a quorum is present, a broker non-vote will have no effect on the outcome of the election of Class II directors under Proposal 1 or whether Proposal 3 is approved.

Can I Change My Vote?

If you are a shareholder of record, you may change your vote by doing one of the following:

●

If you requested printed copies of the proxy materials, by sending a written notice of revocation to our Vice President, General Counsel, Sneha Oakley, at 500 11th Avenue North, Suite 1000, Nashville, TN 37203, which must be received prior to the Annual Meeting, stating that you revoke your proxy;

●

If you requested printed copies of the proxy materials, by signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card;

●	If you requested printed copies of the proxy materials and voted by telephone, by calling the toll-free number found on the proxy card and submitting another vote by telephone;
●

If you previously voted by Internet prior to the Annual Meeting pursuant to instructions set forth in the Notice, by submitting another vote over the Internet prior to the Annual Meeting pursuant to such instructions; or

●	By attending the Annual Meeting by visiting www.meetnow.global/MTMKHNA and voting your shares as outlined above.

If you hold your shares in street name, you may change your vote by following the instructions provided by your broker, bank, or other nominee.

Who Will Count the Votes?

A representative of our transfer agent, Computershare, Louisville, Kentucky, will count the votes.

Where Can I Find the Voting Results?

We will announce the voting results at the Annual Meeting. We also will report the voting results on a Current Report on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days following the meeting.

When are Shareholder Proposals Due in Order to be Included in Our Proxy Statement for the 2024 Annual Meeting?

Any shareholder proposals to be considered for inclusion in next year’s proxy statement under Exchange Act Rule 14a-8 must be submitted in writing to Secretary, HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203, prior to the close of business on December 12, 2023 and otherwise comply with the requirements of Rule 14a-8.

What is the Deadline for Submitting Other Business or Nominations for the 2024 Annual Meeting?

If you bring business before the 2023 annual meeting which is not the subject of a proposal for inclusion in the proxy statement under Rule 14a-8, or if you want to submit a director nomination, our Bylaws require that you deliver notice in proper written form to our Secretary no later than February 25, 2024, but not before January 26, 2024 (or, if the 2024 annual meeting is called for a date not within 30 days of May 25, 2024, the notice must be received not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which public disclosure of the date of the annual meeting is first made). If such notice is provided to us by a shareholder under our Bylaws, a nominating shareholder must provide the information required by our Bylaws, including information regarding the nominating shareholder and affiliated persons, and otherwise comply with the terms of our Bylaws. In addition, if such notice is in relation to a proposed director nominee, the notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to such proposed nominee regarding the background and qualifications of the proposed nominee (which questionnaire will be provided by the Secretary of the Company upon request), the proposed nominee’s written consent to nomination, and the additional information set forth in our Bylaws.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2024.

Whom Should I Contact if I Have Questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Sneha Oakley, our Vice President, General Counsel, or Mollie Condra, our Vice President, Investor Relations and Communications, at 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203, (615) 301-3237. If you are a registered shareholder and have any questions about your ownership of our common stock, please contact our transfer agent, Computershare, at 462 S. 4th Street, Suite 1600, Louisville, KY 40202, (800) 962-4284. If your shares are held in a brokerage account, please contact your broker.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

You can access our Corporate Governance Principles, committee charters, Lead Independent Director charter, Code of Conduct, Code of Ethics for executive officers and directors, and other corporate governance-related information on our website, www.healthstream.com (under the “Corporate Governance” section of the Investor Relations page), or by addressing a written request to HealthStream, Inc., Attention: General Counsel and Corporate Secretary, 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203. Please note that our website is provided as an inactive textual reference and information on our website, whether referenced here or elsewhere in this proxy statement, is not incorporated by reference in this proxy statement.

We believe that effective corporate governance is important to our long-term success and our ability to create value for our shareholders. With leadership from our Nominating and Corporate Governance Committee, our Board regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Corporate Governance Committee also administers an annual skills assessment process as well as an annual self and peer evaluation process for the Board. In addition, our directors are encouraged to attend director education programs.

Directors

The Board is divided into three classes (Class I, Class II, and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. Directors who were elected by the Board to fill a vacancy in a class whose term expires in a later year are elected for a term equal to the remaining term for their respective class. The Fourth Amended and Restated Charter of the Company provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board currently consists of nine members, of whom Mr. McLaren and Ms. Rebrovick are standing for re-election as Class II Directors as set forth under “Proposal One – Election of Directors.” In addition, the Company's other Class II director, Michael D. Shmerling, is not standing for re-election and will be retiring from service on the Board concurrently with the Annual Meeting to be held on May 25, 2023.

The names and certain information about members of the Board are set forth below.

Name	Age	Positions with the Company	Director Since	Class and Year in Which Term Will Expire
Robert A. Frist, Jr.	56	Chief Executive Officer and Chairman of the Board	1990	Class III, 2024
Thompson S. Dent	73	Director	1995	Class I, 2025
Frank Gordon	60	Director	2002	Class III, 2024
Jeffrey L. McLaren	56	Director	1990	Class II, 2023
Terry Allison Rappuhn	66	Director	2022	Class III, 2024
Linda Rebrovick	67	Director	2001	Class II, 2023
Michael D. Shmerling*	67	Director	2005	Class II, 2023
William W. Stead, M.D.	74	Director	1998	Class I, 2025
Deborah Taylor Tate	66	Director	2010	Class I, 2025

*	As noted above, Mr. Shmerling is not standing for re-election to the Company's Board at the Annual Meeting and will be retiring from service on the Board concurrently with the Annual Meeting.

Robert A. Frist, Jr., one of our co‑founders, has served as our Chief Executive Officer and Chairman of the Board of Directors since 1990. Mr. Frist graduated with a Bachelor of Science in Business with concentrations in Finance, Economics, and Marketing from Trinity University.

The Company believes that Mr. Frist’s experience managing the day-to-day operations of the Company’s business, along with his active involvement with the Company since its inception and his comprehensive understanding of the Company’s mission, give him the qualifications and skills to serve as a director.

Thompson S. Dent is the Chief Executive Officer and Chairman of the Board of Directors of Urgent Team, LLC, an independent operator of urgent care centers. Mr. Dent is also the co-founder and Chairman of Re: Cognition Health, Ltd. London, England, an independent provider for cognitive disorders and pharmaceutical clinical trials in Alzheimer's and other CNS diseases. He served as executive chairman and chief executive officer of MedTel International Corporation, an international diagnostic imaging company based in Nashville, TN, from 2004 to 2008. Mr. Dent earned a Masters in Healthcare Administration from The George Washington University and a Bachelor’s degree in Business from Mississippi State University. He has served as our lead Independent Director since December 15, 2014.

The Company believes that Mr. Dent’s decades of healthcare services industry expertise, including service on numerous healthcare company boards and committees, give him the qualifications and skills to serve as a director.

Frank Gordon has served as managing partner of Crofton Capital LLP, a private equity fund, since 2002. Mr. Gordon currently serves on the board of directors of a number of non-profit organizations and private companies. Mr. Gordon earned a Bachelor of Science from the University of Texas in Austin and a Masters in Business Administration from Georgia State University.

The Company believes that Mr. Gordon’s extensive healthcare business experience, including, but not limited to, service as a director in a management capacity and as an investor with both start-up and well established companies, gives him the qualifications and skills to serve as a director.

Jeffrey L. McLaren is the founder and chief executive officer of Medaxion, Inc., a leading provider of anesthesia information solutions. Mr. McLaren served as the chief executive officer of SaferSleep, LLC, a provider of anesthesia information management systems from 2004 to 2007. He served as the chief executive officer of Southern Genesis, LLC, a management consulting company from 2003 to 2010. Mr. McLaren, also one of our co-founders, served as our President from 1990 to 2000 and as our Chief Product Officer from 1999 to 2000. Mr. McLaren graduated from Trinity University with a Bachelor of Arts in Business and Philosophy.

The Company believes that Mr. McLaren’s extensive healthcare business expertise, along with his intimate knowledge of the Company’s operations, give him the qualifications and skills to serve as a director.

Terry Allison Rappuhn served on the board of directors of Quorum Health Corporation ("QHC"), a publicly-held operator of general acute care hospitals and outpatient services from 2017 to 2020. She was chair of QHC's board of directors from 2018 to 2020 and chair of QHC's audit committee from 2017 until 2018. She served Akorn, Inc., a publicly-held pharmaceutical company, as a director from 2015 to 2020, including serving as a member of the nominating and governance committee and as the chair of the audit committee. From 2016 to 2017, Ms. Rappuhn served on the board of directors and audit committee of Span-America Medical Systems, Inc., a publicly-held manufacturer of beds and pressure management products for the medical market. From 2006 to 2010, she served as a director and chaired the audit committee of AGA Medical Holdings, Inc., a medical device company. From 2003 to 2007, she served as a director of Genesis HealthCare Corporation, where she chaired the audit committee, and from 2017 to 2021, she served on the board of Genesis Healthcare, Inc., an operator of skilled nursing and assisted living centers. From 1999 to April 2001, Ms. Rappuhn served as Senior Vice President and Chief Financial Officer of Quorum Health Group, Inc., an owner and operator of acute care hospitals. Ms. Rappuhn has 15 years of experience with Ernst & Young, LLP, is a Certified Public Accountant and holds the NACD CERT Certificate in Cyber-Risk Oversight. Ms. Rappuhn graduated from Middle Tennessee State University with a Bachelor in Business Administration.

The Company believes that Ms. Rappuhn’s extensive financial and healthcare industry expertise, including service on numerous healthcare company boards and committees, give her the qualifications and skills to serve as a director.

Linda Eskind Rebrovick is President, Impact Corporate Consulting, where she has served since 2018. Ms. Rebrovick has served on the boards of seven public and private companies. In addition to HealthStream, Inc., Ms. Rebrovick is currently serving as an independent Board Director of Guidehouse, Inc. She previously served on the boards of KPMG LLP, Tribridge Enterprise Inc., Pinnacle Financial Partners, Inc., and Reliant Bancorp, Inc. From April 2018 to June 2018, she served as Chief Executive Officer of Integrated Healing Technologies. While serving as Chief Executive Officer of Integrated Healing Technologies, she assisted the company with its evaluation of potential strategies and alternatives, which ultimately lead to the board deciding to wind down the company and file for Chapter 7 bankruptcy protection in the Middle District of Tennessee on July 9, 2018. The bankruptcy case was closed on February 16, 2021.

Ms. Rebrovick was the CEO of Consensus Point and held leadership roles at Dell, KPMG, BearingPoint, and IBM. As Area Vice President of Dell Healthcare and EVP, Managing Partner, Healthcare, at KPMG Consulting, she was responsible for business consulting, including process improvement, organizational analysis, and implementation of healthcare technology solutions. As the Chief Marketing Officer of BearingPoint, Inc., she led the global marketing organization and managed the successful rebranding of the global consulting business in 40 countries. She began her 16-year career with IBM as a Marketing Representative, Marketing Manager, and Business Unit Executive. Ms. Rebrovick was a 2021 Fellow, Harvard University, Advanced Leadership Initiative. She received her Bachelor of Science in Marketing from Auburn University, Harbert College of Business. She has been recognized as a member of ODK and one of the Top 400 Women Graduates of the past 100 years at Auburn University.

Ms. Rebrovick was a candidate for Mayor, Metropolitan Nashville and Davidson County Government, in 2015. Her current community activities include the Advisory Board, Harvard University, Edmond & Lily Safra Center for Ethics; President, Board of Trustees, Leadership Nashville; Chair, Development, Board of the Nashville Entrepreneur Center; and Founder and former Co-Chair of the Tennessee Chapter, Women Corporate Directors.

The Company believes that Ms. Rebrovick’s public and private company board and executive experience, technology, market research and sales expertise, and background as a healthcare executive with global management technology and consulting companies, give her the qualifications and skills to serve as a director.

William W. Stead, M.D. is McKesson Foundation Professor in the Department of Biomedical Informatics and Professor of Medicine at Vanderbilt University Medical Center, where he has served as Chief Strategy Officer (2009-2020), Chief Information Officer (1991-2013) and associate vice chancellor for health affairs of Vanderbilt University (1991 to 2016). He is a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine and a member of the National Academy of Medicine. He currently serves as member of the Audit Committee, National Academy of Sciences and served as a presidential appointee to the Systemic Interoperability Commission. He is past chairman, National Committee for Vital Health and Statistics, Department of Health and Human Services, Board of Regents, National Library of Medicine, and past president of the American College of Medical Informatics. Dr. Stead earned a Bachelor of Arts in Chemistry and an M.D. from Duke University.

The Company believes that Dr. Stead’s service as chief strategy officer for Vanderbilt University Medical Center, plus leadership in organizations devoted to the study of biomedical informatics, give him the qualifications and skills to serve as a director.

Deborah Taylor Tate previously served as the Director of the Administrative Office of the Courts for the Tennessee Supreme Court and State of Tennessee from 2015 to 2022. She also served as a member of the American Judges Association and the Conference of State Court Administrators, where she was on the national board of directors until February 2022. For the past three years, Ms. Tate served as Co-chair of the National Judicial Opioid Task Force, developing and implementing training and resources regarding the opioid epidemic to thousands of judges across the nation. Ms. Tate, a licensed attorney, served as the Supreme Court’s appointee to numerous state boards and commissions, including the Tennessee Consolidated Retirement System Board overseeing the state’s $60 billion pension fund, where she also was elected to the Audit Committee until February 2022. Ms. Tate previously served on the Tennessee Information Systems Council, which oversees all technology projects for the State of Tennessee. Currently, Ms. Tate serves as the Vice President on the Executive Board of the Leadership Nashville Alumni Association. Nationally, she serves as vice-chairman of the national Multicultural Media, Telecommunications and Internet Council. She was twice-nominated to the Federal Communications Commission (FCC) by President George W. Bush and unanimously confirmed by the U.S. Senate in 2005. She served as the only female Commissioner of the FCC until 2009, serving as chair of two Federal Joint Boards regarding advanced communications services and represented the FCC internationally at the International Telecommunications Union (ITU) and in bilateral telecommunications negotiations. She was named the first ITU Envoy for her work with children’s internet policy as well as receiving the honor of Laureate for Childhood Online Protection. At the time of her presidential appointment, Ms. Tate was serving as the chairman and director of the Tennessee Regulatory Authority, the state regulatory body for all telecom and utility companies and previously served as executive director of the Health Facilities Commission overseeing the state’s healthcare facility and services regulation. Tate served on the legal counsel and senior staff for former Senator Lamar Alexander, and former Governor Don Sundquist. She presently serves as vice-chair of the National Policy Committee for Centerstone Research Institute, the leading informatics, analytics, and clinical research provider for behavioral healthcare. Ms. Tate received both her undergraduate degree and Juris Doctorate (J.D.) from the University of Tennessee, and also attended Vanderbilt Law School.

Ms. Tate serves as a Trustee for the Community Foundation of Middle Tennessee and helped co-found numerous organizations including a residential placement for mothers and children affected by addiction and a financial literacy program for middle and high school girls. She has received numerous state, national, and international awards for her professional, public and nonprofit service including the End Slavery Public Service award for her work with Human Trafficking and the Justice Janice Holder Access to Justice Award for her national work in the opioid crisis. In 2023, Ms. Tate was honored by both Houses of the Tennessee General Assembly with a Joint Resolution to honor her lifetime of public service to the state and nation as well as her non-profit work with families and children.

The Company believes that Ms. Tate’s extensive background in various legal, leadership, and policymaking roles with both healthcare companies and state and federal regulatory agencies gives her the qualifications and skills to serve as a director.

Board Meetings and Committees

Our business is managed under the direction of our Board. Our Board is responsible for establishing our corporate policies and strategic objectives, reviewing our overall performance, and overseeing management’s performance. The Board delegates the conduct of the business to our senior management team. Directors have regular access to senior management. They may also seek independent, outside advice. The Board oversees all major decisions to be made by the Company. The Board holds regular quarterly meetings, an annual strategic planning meeting, and meets on other occasions when advisable. The Board operates pursuant to our Corporate Governance Principles, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.

During 2022, our Board held six meetings, the Audit Committee held five meetings, the Compensation Committee held four meetings, and the Nominating and Corporate Governance Committee held four meetings. Each of our directors attended 100% of the meetings of the board and the committees on which such director served during 2022. Our Board has adopted a policy strongly encouraging all of our directors to attend the annual meeting of shareholders. For this Annual Meeting, the attendance of our directors will be on a remote basis as the result of the fact that we are holding a virtual annual meeting as reflected herein. All directors attended, on a remote basis, our prior annual meeting of shareholders in May 2022, which was similarly held on a virtual basis.

Each of our directors also devotes his or her time and attention to the Board’s standing committees. The Board has established three standing committees consistent with the rules of the Nasdaq Stock Market so that certain areas can be addressed in more depth than may be possible at a full Board meeting. Ad hoc task forces of board members may also be formed from time to time to consider acquisitions or other strategic issues. Each standing committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The committees, their primary functions, and memberships are as follows:

Audit Committee. The Audit Committee’s primary duties and responsibilities are oversight of the integrity of HealthStream’s financial reporting process; oversight of our system of internal controls regarding finance, accounting, and legal compliance; oversight of the process utilized by management for identifying, evaluating, and mitigating various risks inherent in the Company’s business, including, without limitation, enterprise security risks such as privacy, data, cyber security and information security; selecting and evaluating the qualification, independence, and performance of our independent registered public accounting firm; monitoring compliance with the Company’s Code of Ethics for executive officers and directors and Code of Conduct; monitoring the reporting hotline; and providing an avenue of communication among the independent registered public accounting firm, management, and the Board.

The Audit Committee operates pursuant to the terms of an Audit Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com. The current members of the Audit Committee are Michael D. Shmerling (Chair), Terry Allison Rappuhn, and William W. Stead, M.D. In addition, upon the retirement of Mr. Shmerling concurrent with the Annual Meeting, as noted above, the Board intends to appoint Ms. Rappuhn as the new chair of the Audit Committee in place of Mr. Shmerling and to re-appoint Linda Rebrovick as a member of the Audit Committee. The members of the Audit Committee during 2022, were Michael D. Shmerling (Chair), William W. Stead, M.D., Terry Allison Rappuhn, and Linda Rebrovick. Ms. Rappuhn became a member of the Audit Committee in January 2022. Ms. Rebrovick ceased serving on the Audit Committee in March 2022. See “Audit Committee Report for 2022.”

The Board has determined that all members of the Audit Committee are financially literate under the current listing standards of Nasdaq and are independent within the meaning of the listing standards of Nasdaq and Rule 10A-3 of the Securities Exchange Act. The Board also determined that Michael D. Shmerling and Terry Allison Rappuhn each qualify as an “Audit Committee Financial Expert” as defined by the regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.

What is the Audit Committee’s and the Board’s role in overseeing information security?

The Company places the utmost importance on information security and privacy, including protecting the data of our customers, their employees, and their patients. The Audit Committee has primary oversight responsibility regarding the Company’s information security programs, including privacy, data, cyber security, and information security risk exposures. The Audit Committee receives updates at least quarterly from management covering the Company’s programs for managing information security risks, including data privacy and data protection risks. The Audit Committee then reports to the Board on at least a quarterly basis on such matters. The Company has adopted the National Institute of Standards and Technology Cybersecurity Framework to assess the maturity of its cybersecurity programs. Other aspects of the Company’s comprehensive information security program include:

●	information security and privacy modules included in the Company’s mandatory onboarding and annual compliance training for all personnel;
●	utilizing outside data security consultants to assess the Company’s practices related to, and provide expertise and assistance with, various aspects of information security;
●	regular testing, both by internal and external resources, of the Company’s information security defenses;
●	phishing drills and education with personnel;
●	regularly reviewed security and privacy policies;
●	periodic bulletins highlighting current cybersecurity threats and how to recognize and mitigate them; and
●	an annual Cybersecurity Awareness Month (CSAM) dedicated to raising cybersecurity awareness across the organization through specific communications and awareness items.

The Company’s management regularly monitors best practices in this area and seeks to implement changes to the Company’s security programs as needed to ensure the Company maintains a robust data security and privacy program. The Company also maintains a cyber security insurance policy that provides coverage in connection with certain cyber-related security matters.

Compensation Committee. The Compensation Committee has responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of our executive officers; evaluating the performance of the Chief Executive Officer; establishing and reviewing Board compensation; reviewing and advising management regarding benefits and other terms and conditions of compensation of management; reviewing the Compensation Discussion and Analysis section of this proxy statement; issuing the Compensation Committee report included in this proxy statement; and administering the Company’s 2016 Omnibus Incentive Plan (the "2016 Plan") and 2022 Omnibus Incentive Plan (the "2022 Plan"), including cash bonus plans adopted pursuant to the terms of the 2022 Plan for our Named Executive Officers. The Compensation Committee operates pursuant to the terms of a Compensation Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com. The current members of the Compensation Committee are (and the members of the Compensation Committee during 2022 were) Frank Gordon (chair), Linda Rebrovick, and Jeffrey McLaren, each of whom is independent within the meaning of the listing standards of Nasdaq. See “Compensation Committee Report for 2022.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee provides assistance to the Board in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board, reviews and recommends corporate governance policies for the Company, reviews the management succession plan of the Company and annually evaluates the skills and performance of the Board, oversees environmental, social, and governance ("ESG") considerations impacting the Company, and reviews and oversees diversity-related initiatives, policies and procedures that the Company may adopt with the guidance and supervision of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to the terms of a Nominating and Corporate Governance Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com. The current members of the Nominating and Corporate Governance Committee are (and the members of the Nominating and Corporate Governance Committee during 2022 were) Thompson Dent (chair), William W. Stead, M.D., and Deborah Taylor Tate, each of whom is independent within the meaning of the listing standards of Nasdaq.

Our Chairman and Chief Executive Officer proposes the agenda for the Board meetings and presents the agenda to the Nominating and Corporate Governance Committee, which reviews the agenda with our Lead Independent Director and our Chairman and Chief Executive Officer, and may raise other matters to be included in the agenda or at the meetings. All directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chairman and Chief Executive Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of and questions regarding these presentations.

Executive Sessions

The independent directors meet in executive session (i.e., with no members of management present) periodically, in at least two regularly scheduled meetings each year. The Lead Independent Director, or his or her designee, presides at these meetings.

Independent Directors

The Board has determined that Thompson S. Dent, Frank Gordon, Jeffrey L. McLaren, Terry Allison Rappuhn, Linda Rebrovick, Michael D. Shmerling, William W. Stead, M.D., and Deborah Taylor Tate do not have any relationship that, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director and that such directors are “independent” under the listing standards of Nasdaq. In addition, all of the standing committees of the Board are comprised solely of independent directors as set forth above. Robert A. Frist, Jr., our Chief Executive Officer, is not independent under the Nasdaq listing standards and does not serve on any standing committee.

During this review, the Board considered whether there are or have been any transactions, relationships, or arrangements involving our non-management directors (including family members) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of the Company in accordance with Nasdaq listing standards. The purpose of this review was to determine whether any of these relationships, transactions, or arrangements were inconsistent with a determination that such non-management directors were independent. In making its independence determinations, the Board considered the ordinary course, non-preferential relationships involving non-management directors set forth in the paragraph below, and determined that none of these relationships would cause such non-management directors to not be independent.

HealthStream in the ordinary course of business has certain vendor agreements with entities where Mr. Dent, one of our directors, and Mr. McLaren, one of our directors, serve as executive officers. These vendor agreements are for certain of the Company's SaaS offerings that are used broadly throughout the healthcare provider market, and such agreements do not involve consulting or professional services. The Company considered the types and amounts of commercial dealings between the Company and the organizations with which Messrs. Dent and McLaren are affiliated as referenced above in connection with reaching its conclusion that these relationships did not constitute material relationships involving either such director and the Company, and the agreements were entered into at arms-length without the participation of the applicable director.

Skills Assessment and Board Evaluation Process

The Nominating and Corporate Governance Committee is responsible for assessing the Board’s skills, evaluating director performance, and providing feedback to directors in connection with the evaluation of their performance. Further, the Nominating and Corporate Governance Committee annually assesses the skills required of the Board to support appropriate governance and corporate oversight. In connection with these responsibilities, the Nominating and Corporate Governance Committee annually conducts a board skills assessment as well as self and peer evaluations for the full Board. The Board evaluation process includes self and peer reviews, suggestions for individual improvement, and year to year comparison and trend analysis for both individual directors and the Board on a composite basis. The Board annually reviews the results to improve the effectiveness of the Board as a whole. The skills assessment and Board evaluation processes are used to determine skill requirements for new director nominations, assess committee assignments, review the qualifications of incumbent directors to determine whether to recommend them to the Board as nominees for re-election, and to facilitate improvement of the effectiveness of the Board.

Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company, the membership of the Board, and the background and knowledge of the Chief Executive Officer. The Board has determined that having the Company's current Chief Executive Officer, Robert A. Frist, Jr., serve as Chairman is in the best interest of the Company's shareholders at this time. The Board believes that this structure makes the best use of Mr. Frist's extensive knowledge of the Company and its industry and also facilitates effective communication between the Company's management and the Board. The Board also believes that, in light of the combined role of the Chairman and Chief Executive Officer at the Company, it is beneficial to the Company and its investors to have a strong Lead Independent Director with clearly defined roles and responsibilities. The Board also believes that having Mr. Frist serve as Chairman of the Board provides an efficient and effective leadership model for us by fostering clear accountability, effective decision making, and alignment of corporate strategy. The Board believes that its current management structure, taking into account the significant duties of the Lead Independent Director as described below, is in the best interest of shareholders and strikes an appropriate balance for the Company.

Thompson S. Dent serves as Lead Independent Director—a position that, at HealthStream, entails significant responsibility for independent Board leadership as noted in more detail below. During his tenure as a director, Mr. Dent has demonstrated strong leadership skills and independent thinking as well as a deep understanding of the Company’s business.

Lead Independent Director

The position of Lead Independent Director at HealthStream comes with a clear mandate and significant authority and responsibilities under a Board-approved charter. These responsibilities and authority include the following:

●	presiding at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions of the independent Directors;
●	having the authority to call meetings of the independent Directors;
●	serving as a liaison between the independent Directors and the Chairman and Chief Executive Officer;
●	approving, in consultation with the Chairman and Chief Executive Officer, meeting agendas for the Board;
●	approving the type of information sent to the Board;
●	facilitating the Board’s approval of the number and frequency of Board meetings and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
●	being regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries, when appropriate; and
●

being available to meet with major shareholders, upon their reasonable request, to receive input and ensure that such input is communicated to the independent directors and, as appropriate, management.

The Charter of the Lead Independent Director can be found on our website at www.healthstream.com (under the “Corporate Governance” section of the Investor Relations page).

Risk Oversight

The Board believes that an effective risk management system should be focused on (1) timely identifying the material risks that the Company faces, (2) communicating necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implementing appropriate and responsive risk management strategies consistent with the Company's risk profile, and (4) integrating risk management into Company decision-making. The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee makes periodic reports to the Board regarding briefings and reports provided by management and advisors as well as the Audit Committee's own analysis and conclusions regarding the adequacy of the Company's risk management processes. Moreover, the Audit Committee oversees significant financial risk exposures and the steps that management has taken to monitor, control, and report such exposures. Another particular area of risk that the Audit Committee evaluates and oversees on a regular basis is that of cyber security and information security. A summary of this review is provided as part of the Audit Committee’s report to the Board during each quarterly Board meeting. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company's corporate strategy and day-to-day business operations. The Board also works, with the input of the Company's executive officers, to assess and analyze the most likely areas of future risk for the Company.

In addition to the oversight responsibilities of the Audit Committee as summarized above, the other committees of the Board consider the risks within their areas of responsibility or as may otherwise be delegated by the Board. In this regard, on an annual basis the Nominating and Corporate Governance Committee reviews and recommends an Incident Response Policy for the Board’s approval. The Incident Response Policy is intended to categorize certain risk scenarios, designate members of senior management charged with addressing them, and provide for escalation of certain risk events from management to the appropriate Board Committee or the Board as a whole. In addition, the Nominating and Corporate Governance Committee oversees ESG risks which may impact the Company. Moreover, the Compensation Committee considers the risks that may be implicated by our executive compensation programs. Based upon the comprehensive review of the executive compensation programs, the Compensation Committee has concluded that the Company’s executive compensation programs are not reasonably likely to have a material adverse effect on the Company as a whole.

Corporate Responsibility – Environmental, Social, and Governance

We believe that incorporating corporate responsibility and ESG concerns into our day-to-day business operations helps promote long-term growth for our company. Both the Nominating and Corporate Governance Committee and the Board receive periodic reports from management on our ESG initiatives, which include the following:

Diversity, Equity, & Inclusion. We are committed to fostering a work culture that promotes diversity, equity, and inclusion ("DEI"). Our DEI strategy is grounded in our corporate DEI Point-of-View statement and demonstrates our commitment to advancing and preserving a culture of DEI. In 2022, StreamForward, our employee-led DEI initiative, highlighted the importance and benefits of a diverse, equitable, and inclusive organization through education, content, programs, and training that enhance cultural competency, reduce bias, and promote a culture of belonging. Additionally, we launched DEI training for all managers, supervisors, and executives with an emphasis on unconscious bias, leading diverse teams, and fostering a diverse workplace and culture, which we subsequently expanded to the Company’s workforce as a whole. Our commitment to creating a more inclusive organization makes us a stronger organization and, in turn, drives our actions to make a positive impact on the equitable delivery of healthcare. Our DEI Point-of-View may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com

Community Engagement. Guided by the Constitutional value of “streaming good,” we strive to create a positive social impact on the communities we serve. Being outstanding stewards of our communities – at all levels – is expected of employees as we recognize the value of “giving back” to others. We live this value through our Streaming Good corporate social responsibility program which enables employees to participate in various initiatives to support our current selected organization, The American Cancer Society. Additionally, all employees are provided with paid time off to volunteer at the not-for-profit organization of their choosing through our Paid Time Off program.

Environmental Sustainability. We believe in operating our business in an environmentally responsible manner, as evidenced by our selection of a LEED-certified building as our corporate headquarters.

Nominating Committee Process and Board Diversity

The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as members of the Company’s Board as well as reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board as nominees for re-election. In identifying candidates for membership on the Board, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), and local or community ties and (b) appropriate qualifications on an individual level, including strength of character, mature judgment, time availability, familiarity with the Company’s business and industry, independence of thought, and an ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which the candidate would fill a present need on the Board. With respect to new candidates for Board service, a full evaluation generally also includes a detailed background check.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's business.

In addition, the Nominating and Corporate Governance Committee takes into account gender, racial, and ethnic diversity when selecting and nominating individuals to serve on the Board of Directors. In this regard, the Board currently includes three female members. The Nominating and Corporate Governance Committee intends to continue to take into account racial, ethnic, and cultural diversity considerations when assessing potential candidates to serve as new members of the Board on a going forward basis in light of the Company's DEI initiatives as noted above, as well as applicable laws, rules, regulations, and listing standards.

The Nominating and Corporate Governance Committee will consider nominees for the Board recommended by shareholders as provided below. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: General Counsel and Corporate Secretary, HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203. The Nominating and Corporate Governance Committee will only consider candidates who are recommended by shareholders in accordance with the procedures set forth above under “What is the Deadline for Submitting Other Business or Nominations for the 2024 Annual Meeting?”

Board Diversity Matrix

The matrix below summarizes the self-identified gender and demographic background statistics for the Board in accordance with Nasdaq Rule 5606. Each of the categories listed in the matrix below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 10, 2023)
Total Number of Directors	9
	Female	Male	Non-Binary	Did not Disclose Gender
Part I: Gender Identity
Directors	3	5		1
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	5
Two or More Races or Ethnicities
LGBTQ+	0
Did Not Disclose Demographic Background	3

Limitations on Other Board Service

Our Code of Conduct and Governance Principles provide that a director may not serve on more than two other public company boards without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. Service on boards and/or committees of other organizations must also be consistent with our conflict of interest policy, as set forth in our Code of Conduct and Code of Ethics for executive officers and directors, which, among other things, require a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communication with the Board

Shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203. Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com. Shareholders may communicate with the chair of any committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee), or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to outsidedirectors@healthstream.com. Shareholders may also communicate with the Lead Independent Director by sending an email to LID@healthstream.com. Sneha Oakley, Vice President, General Counsel is our Compliance Officer, and she reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. Concerns relating to accounting, financial reporting, internal controls, or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee. Concerns relating to the Board’s overall governance are brought to the immediate attention of the Lead Independent Director and are handled in accordance with procedures established by the Lead Independent Director.

Certain Relationships and Related Transactions

The Board has adopted a written Related-Party Transaction Policy (the “Policy”) providing for approval of transactions in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any of our directors, director nominees, executive officers, greater than five percent beneficial owners, or an immediate family member of any of the foregoing individuals (“Related Party”) has or will have a direct or indirect material interest (other than solely as a result of being a director, officer or a less than ten percent beneficial owner of another entity) (“Related Party Transaction”). A copy of the Policy may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.

The Board has determined that the Audit Committee is best suited to review and approve Related Party Transactions. Pursuant to the Policy, the Audit Committee reviews Related Party Transactions and determines whether or not to approve or ratify those Related Party Transactions and may also review and approve transactions with Related Parties that do not constitute a “Related Party Transaction” as defined above as the result of not meeting the dollar or materiality thresholds set forth above; provided, however, that the Chair of the Audit Committee will review and consider any Related Party Transaction if it is not practicable for the entire committee to consider such matter. The Policy provides that the Audit Committee (or Chair) will take into the following factors, as applicable, in connection with its review of the Related Party Transaction:

●	The Related Party’s interest in the Related Party Transaction;
●	The approximate dollar value of the amount involved in the Related Party Transaction;
●	The approximate dollar value of the amount of the Related Party’s interest in the transaction without regard to the amount of any profit or loss;
●	Whether the transaction was undertaken in the ordinary course of business of the Company;
●	Whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
●	The purpose of, and the potential benefits to the Company of, the Related Party Transaction;
●	Required public disclosure, if any; and
●

Any other information regarding the Related Party Transaction or the Related Party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

As set forth in the Policy, the Audit Committee has reviewed the types of Related Party Transactions described below and determined that each of the following types of Related Party Transactions shall be deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the Audit Committee:

●

Any employment by the Company of an executive officer of the Company or any of its subsidiaries, as long as the executive officer is not an immediate family member of another executive officer, director, or nominee for director of the Company, and the related compensation is approved (or recommended to the Board for approval) by the Company’s Compensation Committee;

●

Any compensation paid to a director if the compensation is consistent with the Company’s director compensation policies and is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

●

Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

●

Any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university at which a Related Party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

●

Any transaction where the Related Party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

Since January 1, 2022, the Company has not been a participant in any transaction, and is not a participant in any currently proposed transaction, with any of our directors, executive officers, greater than five percent beneficial owners, or their respective immediate family members which would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act.

Compensation Committee Interlocks

The members of the Compensation Committee are responsible for determining executive compensation and equity-based grants to executive officers. The Compensation Committee is comprised of (and during 2022 was comprised of) Frank Gordon, Jeffrey L. McLaren, and Linda Rebrovick, each of whom is independent within the meaning of the listing standards of Nasdaq. Other than Mr. McLaren, who served as the Company’s President from 1990 to 2000 and as Chief Product Officer from 1999 to 2000, none of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee, or entities whose executive serves on the Board or the Compensation Committee that require disclosure under applicable SEC rules.

Code of Conduct

The Company has established a Code of Conduct that applies to all directors and employees of HealthStream, Inc. The purpose of the Code of Conduct is, among other things, to provide written standards for our directors and employees that are reasonably designed to support high standards of business and personal ethics in the discharge of their duties. A copy of the Code of Conduct may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.

Code of Ethics for Executive Officers and Directors

The Company has established a Code of Ethics that applies to all executive officers and directors of HealthStream, Inc., including our principal executive officer, principal financial officer, and principal accounting officer. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules, and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the Code of Ethics. A copy of the Code of Ethics may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com. In addition, the Company intends to post amendments to or waivers, if any, from its Code of Ethics at this location on its website.

Succession Planning

Annually, during an executive session of our directors, our Board reviews the Company’s succession plan. In preparation for this session, the Nominating and Corporate Governance Committee reviews the Company’s succession plan with our Chairman and Chief Executive Officer.

Director Orientation

Upon the election of a new director, management and the Nominating and Corporate Governance Committee conduct an orientation session with the new director. During this session, the director is provided with an overview of the Company’s operations, its organizational structure, its products and services, management’s risk assessment, corporate governance documents and guidelines, compliance, and reporting requirements, as well as our annual Board calendar. Orientation is further customized for any particular new director to address anticipated committee assignments or specific requests of our directors.

Strategic Planning

The Board and executive team meet annually to review the Company’s strategic plan. During this session, discussions include a high-level review of the Company’s mission and vision as well as the Company’s strategic plan for the next three to five years.

Recoupment Policy

The Company has established a recoupment policy that allows the Company to recover any incentive compensation awarded or paid to executive officers of the Company in the event that: (i) the Company is required to restate its financial statements due to its material noncompliance with financial reporting requirements under the federal securities laws (other than a restatement to comply with changes in applicable accounting principles), (ii) such executive officer, at any time after the effective date of the recoupment policy and during the three-year period preceding the date on which the Company is required to restate its financial statements, received payment or realized compensation from incentive compensation based on the erroneous financial data, (iii) such executive officer engaged in misconduct, violated the Company’s Code of Conduct, or otherwise caused or contributed to the requirement of the restatement, and (iv) in the discretion of the Compensation Committee, a lower payment would have been made to the executive officer based upon the restated financial results.

In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards in certain circumstances. If we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO will be required under Section 304 of the Sarbanes-Oxley Act to reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during such 12 month period.

The Company intends to amend its recoupment policy and/or adopt a new recoupment policy, to satisfy all applicable requirements under the final recoupment rules adopted by the Securities and Exchange Commission ("SEC") on October 26, 2022 and the final Nasdaq listing standards to be adopted in connection therewith, within the timeframe that is specified in such final SEC rules and final Nasdaq listing standards.

Anti-Hedging Policy

The Company has established an anti-hedging policy that prohibits the Company’s directors, executive officers, and certain other key employees, including vice presidents and associate vice presidents, from engaging in hedging or monetization transactions with respect to the Company’s securities. The Board believes that it is inappropriate for directors, executive officers, and certain other key employees to hedge or monetize transactions to lock in the value of holdings in the Company’s securities. Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separates the holder’s interests from those of the public shareholders of the Company. Moreover, certain short-term or speculative transactions in the Company’s securities create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving the Company’s securities.

Director Compensation

Overview. Our Compensation Committee has approved a compensation program for non-employee directors (i.e., all directors other than the Company's CEO and Chairman), which consists of both cash and equity-based compensation as further described below. Non-employee director compensation is typically reviewed annually by the Compensation Committee, and adjusted if needed, on the same cycle as our executive compensation.

2022 Cash Compensation of Directors. During 2022, we paid each non-employee director a flat fee of $20,000 for their board and committee meeting attendance and participation, except for members of the Audit Committee who received a flat fee of $22,500, and an annual retainer of $10,000, except for the Audit Committee Chair and Nominating and Corporate Governance Chair, each of whom was paid an additional retainer of $7,500, and the Compensation Committee Chair who was paid an additional retainer of $2,000. These amounts were the same in 2022 as they were in 2021, except that the annual retainer for service on the Board was increased from $5,000 during 2021 to $10,000 during 2022 commensurate with the ongoing increase in the responsibilities of our board members. In addition, non-employee directors have the option to elect to receive shares of HealthStream, Inc. common stock pursuant to the terms of the 2022 Plan in lieu of the cash compensation otherwise payable to such non-employee directors (with such number of shares to be based on the fair market value of our common stock at such times that the cash compensation would otherwise be payable) by making an election to this effect by the end of the prior calendar year.

2022 Equity Compensation of Directors. During 2022, we granted 3,445 restricted share units (“RSUs”) (with a grant date fair value of $70,002) to each non-employee director of the Company, with the exception of Terry Allison Rappuhn who received an additional grant of 541 RSUs (with a grant date fair value of $10,993) in connection with her appointment to the Board in January 2022, under our 2016 Plan. The RSUs vest annually, in three equal increments as of the first, second, and third anniversaries of the grant date provided that the non-employee director continues to serve as a director on such vesting dates. The grant date fair value of the RSUs granted to directors in 2022 (exclusive of the additional grant to Ms. Rappuhn as noted above) was approximately $5,000 more than the grant date fair value of RSUs granted to directors in 2021. Directors must remain in the service of the Company as a director for the RSUs to vest unless otherwise determined by the Compensation Committee.

Employee directors are not eligible for any compensation for service on the Board or its committees.

Summary of 2022 Director Compensation. The following table sets forth the compensation for the Company’s non-employee directors during 2022.

	Fees Earned or	Fees Earned or	Stock
Name	Paid in Cash ($)	Paid in Stock ($)(1)	Awards ($)(2)	Total ($)
Thompson S. Dent	$37,500	$—	$70,002	$107,502
Frank Gordon	—	32,002	70,002	102,004
Jeffrey L. McLaren	30,000	—	70,002	100,002
Terry Allison Rappuhn	31,938	—	80,995	112,933
Linda Rebrovick	—	31,881	70,002	101,883
Michael D. Shmerling	—	40,026	70,002	110,028
William W. Stead, M.D.	32,500	—	70,002	102,502
Deborah Taylor Tate	30,000	—	70,002	100,002

(1)	Reflects shares of common stock issued to non-employee directors who elected to receive shares in lieu of the cash compensation otherwise payable to such non-employee directors (which number of shares was based on the fair market value of our common stock at such times that the cash compensation was otherwise payable during 2022) as noted above.
(2)

Represents the aggregate grant date fair value of the RSUs granted to non-employee directors in 2022 computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 28, 2023.

The following table shows the aggregate number of outstanding RSUs held by each non-employee director at fiscal year-end 2022.

Name	Restricted Share Unit Awards Outstanding
Thompson S. Dent	6,278
Frank Gordon	6,278
Jeffrey L. McLaren	6,278
Terry Allison Rappuhn	3,986
Linda Rebrovick	6,278
Michael D. Shmerling	6,278
William W. Stead, M.D.	6,278
Deborah Taylor Tate	6,278

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company. Information pertaining to Mr. Frist, who is both a director and an executive officer of the Company, is located in the section entitled “Directors.”

Name	Position with the Company	Age
J. Edward Pearson*	President and Chief Operating Officer	60
Michael M. Collier	Executive Vice President, Corporate Strategy and Development	47
Michael Sousa	Executive Vice President, Enterprise Applications	54
Scott A. Roberts	Senior Vice President and Chief Financial Officer	46
Jeffrey D. Cunningham	Senior Vice President and Chief Technology Officer	56
Trisha L. Coady	Senior Vice President, Workforce Development Solutions	47
M. Scott McQuigg	Senior Vice President, Digital & Network Development	55
Kevin P. O’Hara	Senior Vice President, Platform Solutions	53
Scott Fenstermacher	Senior Vice President, Sales	54

*

On February 20, 2023, Mr. Pearson provided notice to the Company that he will be retiring from his current role as President and Chief Operating Officer effective at the end of the second quarter of 2023. Afterwards, it is contemplated that Mr. Pearson will continue to serve the Company in a multi-year, part-time leadership development position as an Executive-in-Residence.

J. Edward Pearson joined the Company in June 2006 as senior vice president and was promoted to chief operating officer in 2011 and to president on May 15, 2018. He earned a Bachelor of Business Administration in Accounting from Middle Tennessee State University.

Michael M. Collier joined the Company in August 2011 as vice president and general counsel, began serving as the vice president of business development and general counsel shortly thereafter, was promoted to senior vice president in July 2017, and was promoted to executive vice president, corporate strategy and development in April 2022. From August 2011 through the end of 2022, Mr. Collier also served as the Company’s Corporate Secretary. He graduated with bachelors and masters degrees in Philosophy and Religion from University of Tennessee-Knoxville and earned a Juris Doctorate (J.D.) from University of California, Berkeley – School of Law.

Michael Sousa joined the Company in October 2004 and served as senior vice president of sales from January 2010 to June 2014. In June 2014, he was promoted to senior vice president of business development. In February 2015, he was named president of HealthStream’s Provider Solutions business segment, while continuing to serve as a senior vice president of the Company. In February 2023, he was promoted to executive vice president, Enterprise Applications. He earned a Bachelor of Science degree from Boston College and a Master of Business Administration from Boston University.

Scott A. Roberts joined the Company in January 2002 and served as vice president of accounting and finance beginning in January 2015, following service in multiple positions to which he was promoted. Thereafter, Mr. Roberts was appointed as interim chief financial officer in February 2019 and was appointed as chief financial officer and senior vice president of the Company in September 2019. He earned a Bachelor of Business Administration degree from Middle Tennessee State University.

Jeffrey D. Cunningham joined the Company in July 2017 as senior vice president and chief technology officer. Prior to joining the Company, he founded and served as chief technology officer and chief strategy officer for Informatics Corporation of America for twelve years. He earned a Bachelor of Science in Computer Science from the University of North Texas.

Trisha L. Coady joined the Company in January 2014 and served as associate vice president and subsequently vice president and general manager of clinical development solutions from June 2015 to November 2018. In November 2018, she was promoted to senior vice president and general manager of clinical solutions. Ms. Coady currently serves as senior vice president of workforce development solutions. She earned a Bachelor of Science in Nursing degree from Université de Moncton.

M. Scott McQuigg joined the Company in January 2019 as senior vice president of hStream solutions and then served as general manager of scheduling solutions. Mr. McQuigg currently serves as senior vice president of digital & network development. Prior to joining the Company, he co-founded and served as chief executive officer for GoNoodle for thirteen years. Before this role, he co-founded and served as chief executive officer of HealthLeaders.

Kevin O’Hara joined the Company in January 2021 as senior vice president and general manager of platform solutions and currently serves as senior vice president of platform solutions. Prior to joining the Company, he served as chief product officer for Caresyntax for one year and as chief executive officer for Syus, a predecessor entity, for eight years. He earned a Bachelor of Arts in Public Policy Studies and a J.D. from Vanderbilt University.

Scott Fenstermacher joined the Company in 2012 and served as vice president of sales beginning in 2017 and was promoted to senior vice president of sales in January 2021. He graduated from University of Pittsburgh with a Bachelor of Arts and a Bachelor of Science.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Company Performance in 2022 and Impact on Executive Compensation

In 2022, the Company continued its focus on improving patient outcomes through the development of healthcare organizations’ greatest asset: their people.

Below is an overview of the Company’s performance in 2022 as compared to 2021.

●	Revenue. Revenue of $266.8 million, an increase of four percent;
●	Operating income. Operating income of $12.4 million, an increase of 55 percent;
●	Net income. Net income of $12.1 million, an increase of 107 percent; and
●	Adjusted EBITDA(1). Adjusted EBITDA of $53.4 million, an increase of one percent.

(1)

Adjusted EBITDA is a non-GAAP financial measure. See Appendix A for a definition of adjusted EBITDA, an explanation as to why we believe adjusted EBITDA presents useful information to investors, and a reconciliation of adjusted EBITDA to the most comparable GAAP measure (net income).

We ended 2022 capitalized with $53.9 million in cash and marketable securities and full availability under our $65.0 million revolving credit facility.

Compensation decisions for Named Executive Officers in 2022 reflected the results of the Company’s performance and are summarized in the bullets below.

●	The Company increased base salaries of Named Executive Officers between four and nine percent in comparison to 2021 levels.
●

Named Executive Officers were eligible to receive short-term awards in the form of a cash bonus under the Company’s cash bonus plan. Messrs. Frist, Sousa, and Pearson were eligible for a maximum payout opportunity of 55 percent of base salary, and Mr. Roberts and Ms. Coady were eligible for a maximum payout opportunity of 45 percent of base salary, based on the level of attainment of 2022 Incentive Plan Company Adjusted EBITDA (as defined below). Based on the amount of the 2022 Incentive Plan Company Adjusted EBITDA in 2022, Messrs. Frist, Pearson, and Sousa received a cash bonus equal to 42 percent of base salary and Ms. Coady and Mr. Roberts received a cash bonus in an amount equal to 32 percent of base salary under the Company’s cash bonus plan.

●

RSUs subject to time-based vesting were granted as part of the Company’s annual equity grants in the following amounts: 9,667 RSUs granted to each of Messrs. Frist, Pearson, and Sousa; 7,477 RSUs granted to Mr. Roberts; and 13,477 RSUs granted to Ms. Coady.

●

Mr. Roberts and Ms. Coady were each granted 12,303 performance-based RSUs, which are eligible for vesting in five increments of 15%, 20%, 20%, 20%, and 25% in March 2023, 2024, 2025, 2026, and 2027, respectively, based on the Company's level of achievement of annual financial targets established on an annual basis for the fiscal year preceding such vesting.

Overview of Compensation Process. The Compensation Committee of the Company’s Board is comprised solely of independent directors. The Compensation Committee during 2022 was comprised of Frank Gordon (Chair), Jeffrey McLaren, and Linda Rebrovick, each of whom is independent within the meaning of the listing standards of Nasdaq.

The Compensation Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our Chief Executive Officer, and administering the Company’s equity-based and incentive plans for our Named Executive Officers, among other things. The Compensation Committee undertakes these responsibilities pursuant to a written charter adopted by the Compensation Committee, which is reviewed at least annually by the Compensation Committee. The Compensation Committee Charter may be accessed on our website in the “Corporate Governance” section of our Investor Relations page at www.healthstream.com.

The Compensation Committee did not engage any compensation consultant in relation to the Compensation Committee’s evaluation of director and executive officer compensation in 2022.

The Compensation Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that our overall compensation strategy supports the objectives and values of our organization, as well as shareholder interests. The Compensation Committee also annually reviews the executive officers’ expense reimbursements with the Company’s Controller.

The Compensation Committee solicits the views and recommendations of our Chief Executive Officer when setting the base salaries of each member of the executive team, other than the Chief Executive Officer, given his insight into internal pay equity and positioning issues, as well as executive performance. At a committee meeting typically held during the first quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each member of the executive team, other than the Chief Executive Officer, including his recommendations on compensation for such members of the executive team, other than the Chief Executive Officer. Following the Chief Executive Officer’s presentation and Compensation Committee discussion, the Compensation Committee discusses and approves the compensation for each member of the executive team, other than the Chief Executive Officer, based on competitive considerations, the Chief Executive Officer’s assessment of individual performance, the Company’s overall performance, and the executive’s current compensation package.

The process is similar for determining the compensation for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Compensation Committee with a recommendation or otherwise participate in discussions regarding his compensation. The Compensation Committee meets to discuss and approve the Chief Executive Officer’s compensation, based on its assessment of the Chief Executive Officer’s performance, the Company’s performance, competitive considerations, the Chief Executive Officer’s current compensation package, and other factors which may be deemed appropriate by the Compensation Committee. The Compensation Committee also solicits comments about the Chief Executive Officer’s performance from the other independent directors.

2022 Advisory Vote on Executive Compensation. At the Company’s 2022 annual meeting of shareholders, shareholders holding approximately 98% of the votes cast voted to approve, on an advisory basis, our executive compensation as described in our proxy statement. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

Compensation Philosophy. The fundamental objective of our executive compensation policies is to attract and maintain executive leadership that will execute the Company’s business strategy, uphold the Company’s mission, vision, and values, and deliver results and long-term value to the Company’s shareholders. Accordingly, the Compensation Committee seeks to develop and maintain a compensation structure that will attract, retain, and motivate highly qualified and high-performing executives through compensation that is fair, balanced, aligned with shareholder interests, and linked to overall financial performance.

We believe we have a strong “pay for performance” philosophy designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. The Compensation Committee’s compensation philosophy for the executive team emphasizes an overall analysis of the executive’s performance for the past year, projected role and responsibilities for the coming year, required impact on execution of the Company’s strategy, total cash and equity compensation, and other factors the Compensation Committee deems appropriate. In addition, while the Compensation Committee may consider information regarding executive compensation paid at companies comparable to the Company as part of a “market check” with the goal of ensuring that the compensation paid to our Named Executive Officers is reasonably competitive in comparison to compensation at such comparable companies, the Compensation Committee does not target or benchmark any element of compensation or the total compensation paid to our Named Executive Officers based on compensation surveys or data or the executive compensation practices of other public companies. Our philosophy also considers employee retention, vulnerability to recruitment by other companies, and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Compensation Committee has determined that our Company should provide its executives compensation packages comprised of three primary elements: (i) base salary, which reflects individual performance and is designed to provide a secure level of guaranteed cash compensation; (ii) annual cash bonuses based on the overall financial performance of the Company in accordance with annual goals established by the Compensation Committee; and (iii) long-term equity-based incentive awards which further align the interests between executive officers and our shareholders.

The specific analysis regarding the components of total executive compensation for 2022 are described below. The primary components of the 2022 program were cash compensation, consisting of a base salary and bonuses, and equity incentives, consisting of time-based and performance-based RSUs.

Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status, and job responsibilities. Each year, the Compensation Committee reviews and approves a revised annual salary plan for executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by similar companies for comparable positions solely for purposes of a “market check” with the goal of ensuring that the Company’s base salary levels are reasonably competitive compared to base salary levels at similar companies, and the Company’s recent financial performance. Taking these factors into account, the Compensation Committee approved base salaries for the Named Executive Officers in the amounts in the following table.

	2022 Base	2021 Base	Percentage
Name and Title	Salary(1)	Salary(1)	Increase
Robert A. Frist, Jr., Chief Executive Officer	$380,000	$365,000	4.1%
J. Edward Pearson, President and Chief Operating Officer	375,000	355,000	5.6%
Michael Sousa, Executive Vice President, Enterprise Applications	375,000	355,000	5.6%
Scott A. Roberts, Senior Vice President, Chief Financial Officer	300,000	275,000	9.1%
Trisha L. Coady, Senior Vice President, Workforce Development Solutions	310,000	290,000	6.9%

(1)	Commencing May 1 of each year.

Cash Bonuses. In addition to base salary, our cash bonus plan compensation provides our executive officers with the potential for enhanced cash compensation based on the financial performance of the Company. In April 2022, the Compensation Committee adopted the 2022 Cash Incentive Bonus Plan for each Named Executive Officer and certain other vice presidents and directors of the Company. In connection with the adoption of the 2022 Cash Incentive Bonus Plan, the Compensation Committee established performance objectives that would reward Named Executive Officers and certain other vice presidents and directors of the Company for achieving 2022 Incentive Plan Company Adjusted EBITDA goals (as defined below). For purposes of this bonus calculation, “2022 Incentive Plan Company Adjusted EBITDA” was defined as our consolidated adjusted EBITDA for the year ended December 31, 2022, as publicly disclosed by the Company, subject to the following adjustments: (i) excluding acquisition-related expenses incurred during the year to the extent such expenses were in excess of the amount originally allocated to such purpose in the Company's 2022 budget, and (ii) excluding the impact on adjusted EBITDA from acquisitions and divestitures consummated during the year. For purposes of clarity, the calculation of consolidated adjusted EBITDA as publicly disclosed by the Company, as well as 2022 Incentive Plan Company Adjusted EBITDA, takes into account any bonus amounts payable by the Company under the 2022 Cash Incentive Bonus Plan. See Appendix A for additional information regarding Adjusted EBITDA as publicly disclosed by the Company, including a reconciliation of Adjusted EBITDA for the year ended December 31, 2022 to the most comparable GAAP measure, net income. The Compensation Committee chose 2022 Incentive Plan Company Adjusted EBITDA as the measure under the 2022 Cash Incentive Bonus Plan because it believed that this was a key measure of our operating performance during 2022 and because it believes that this measure correlates over time with long-term shareholder value.

The 2022 Cash Incentive Bonus Plan for the Named Executive Officers who participated in this plan was structured with a target payout opportunity of 30 percent of base salary for Mr. Roberts and Ms. Coady and 40 percent of base salary for Messrs. Frist, Sousa, and Pearson.

Under the 2022 Cash Incentive Plan, the bonus pool was funded in increments based on meeting or exceeding certain performance level goals. Once the "Threshold" performance level (as set forth in the table below) is reached, then 25% of the bonus pool was funded. Incremental adjusted EBITDA above the Threshold performance level then begins to fund the remaining 75% of the bonus pool up to 100% of the bonus pool, which amount is reached upon achievement of the "Target" performance level (as set forth in the table below). If the Target performance level under the 2022 Cash Incentive Plan was achieved, then Messrs. Roberts, Frist, Sousa, and Pearson, and Ms. Coady, would be eligible to receive up to an additional 15% of their base salary (e.g., up to a total of 45% of base salary for Mr. Roberts and Ms. Coady and up to 55% of base salary for Messrs. Frist, Sousa, and Pearson). The additional amount is funded by incremental adjusted EBITDA achieved in excess of the Target performance level and is fully funded upon achievement of the "Maximum" performance level (as defined below). If the Threshold performance level is not achieved, then no payout is made. Payouts under the 2022 Cash Incentive Bonus Plan are linearly interpolated between threshold, target, and maximum performance goal levels.

The 2022 Cash Incentive Bonus Plan required achievement by the Company of 2022 Incentive Plan Company Adjusted EBITDA goal levels as follows:

Threshold	Target	Maximum
$ 52.0 million	$ 52.7 million	$ 57.2 million

The bonus payment scale was established with the intent of aligning the interests of our Named Executive Officers with our shareholders and to incentivize our executive officers by funding the bonus pool incrementally based on the amount of 2022 Incentive Plan Company Adjusted EBITDA meeting or exceeding the performance levels of 2022 Incentive Plan Company Adjusted EBITDA set forth in the chart above.

The 2022 Incentive Plan Company Adjusted EBITDA in 2022, as defined above, was approximately $53.2 million, which exceeded the Target performance level of $52.7 million, but was less than the Maximum performance level of $57.2 million. This achievement resulted in the payout of 32 percent of base salary for Mr. Roberts and Ms. Coady and 42 percent of the base salary for Messrs. Frist, Sousa, and Pearson.

Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation strengthens the alignment of the interests of our executive officers with our shareholders. The Compensation Committee believes that the strategy of granting time-based vesting restricted stock units (RSU) awards is in the best interest of the Company and its shareholders, as the value of such awards is tied to the stock price of the Company, and executive officers only receive the benefit from these awards to the extent they continue their employment with the Company through the applicable vesting periods. In addition, the Compensation Committee has approved the grant of performance-based vesting restricted stock unit awards to certain of our executive officers from time to time, including in 2022.

The Compensation Committee may also approve additional equity incentive awards (including performance-based equity awards) in certain circumstances, such as promotion of an executive officer to a new position, the addition of new executive team members, in recognition of special contributions or achievements by an executive officer, or for retention purposes or to further incentivize executive officers. Such additional equity incentive awards, such as performance-based RSU grants, are separate and distinct from the Company’s annual time-based RSU grants, and are awarded only when the Compensation Committee determines that such performance-based RSU grants are merited.

The time-based RSU awards made to our Named Executive Officers in 2022 as part of our annual equity grant were consistent with the Company’s retention, performance, and shareholder alignment objectives. Historically, the Compensation Committee has approved annual awards at its first quarter committee meeting, which is the process that was followed in 2022 when the grant of time-based RSU awards to our Named Executive Officers was approved by the Compensation Committee on March 23, 2022 in the following amounts: Robert A. Frist, Jr. - 6,471 RSUs; J. Edward Pearson - 6,471 RSUs; Michael Sousa - 6,471 RSUs; Scott A. Roberts - 4,921 RSUs; and Trisha Coady - 4,921 RSUs (in addition, as described below, the Compensation Committee approved the grant of additional time-based RSU awards in October 2022). In this regard, the grant of certain of these time-based RSU awards (the time-based RSU awards to Messrs. Frist, Pearson, Sousa, and Roberts, but not including Ms. Coady) approved by the Compensation Committee on March 23, 2022, was conditioned upon and subject to shareholder approval of the 2022 Plan (including the increase in the number of shares authorized under the 2022 Plan) at the Company’s 2022 annual meeting of shareholders on May 26, 2022. The Company’s shareholders approved the 2022 Plan at such annual meeting, and as such these conditional awards to the named executive officers set forth above had a grant date for accounting purposes under FASB ASC Topic 718 of May 26, 2022. The grant date fair value of these time-based RSUs to Messrs. Frist, Pearson, and Sousa approved in March 2022 (prior to giving effect to the grant of time-based RSU awards in October 2022 as described below) was generally consistent with the grant date fair value of annual time-based RSUs awarded to these individuals in recent years. The grant date fair value of the time-based RSU awards to Mr. Roberts and Ms. Coady approved in March 2022 (prior to giving effect to the grant of time-based RSU awards in October 2022 as described below) was less than the grant date fair value of annual time-based RSUs awarded to these individuals in 2021, taking into account the fact that Ms. Coady and Mr. Roberts also received an award of performance-based RSUs in March 2022 as noted below. In this regard, on March 23, 2022, the Compensation Committee approved the grant of 12,303 performance-based RSUs to each of Ms. Coady and Mr. Roberts in recognition of Ms. Coady and Mr. Roberts' executive leadership and to incentivize Ms. Coady and Mr. Roberts in connection with the Company’s achievement of key annual performance objectives over a five-year time horizon, as described in greater detail below.

In October 2022, the Compensation Committee determined that it was in the best interest of the Company and its shareholders to modify the annual grant program with respect to time-based RSUs so that what had previously been an annual grant of time-based RSUs (generally in March) would be divided into two semi-annual grants to be awarded approximately six months apart. In this regard, the Compensation Committee determined that it would be advisable (i) to split the annual award of time-based RSUs into two semi-annual grants, with the intention that 50% of the grant date fair value of awards would be granted in the first half of each year and the other 50% of the grant date fair value of awards would be granted in the second half of each year, which would result in staggered vesting periods intended to promote retention, and (ii) increase the grant date fair value of such semi-annual grants of time-based RSUs on an aggregate (annual) basis to be approximately 15% - 20% (15% as to the annual grant date fair value of time-based RSUs for Messrs. Frist, Pearson, and Sousa, and 20% as to the annual grant date fair value of time-based RSUs for Mr. Roberts and Ms. Coady) higher than the grant date value of annual time-based RSUs approved by the Compensation Committee in March 2022. To commence such semi-annual grant program, the Compensation Committee approved the grant of time-based RSUs to our Named Executive Officers in October 2022, with the grant date fair value of such grants intended to equal approximately 50% of the total anticipated rolling annual grant date value of time-based RSUs to be made to our Named Executive Officers under such program (after giving effect to the approximate 15% - 20% grant date fair value increase referenced in clause (ii) of the prior sentence), with the intent to grant time-based RSUs with a grant date fair value equal to the remaining 50% of such awards in March 2023. In connection therewith, the Compensation Committee approved the grant of the time-based RSUs to our Named Executive Officers in the following amounts in October 2022: Robert A. Frist, Jr. – 3,196 RSUs; J. Edward Pearson – 3,196 RSUs; Michael Sousa – 3,196 RSUs; Scott A. Roberts – 2,556 RSUs; and Trisha Coady – 2,556 RSUs. In addition, in October 2022, the Compensation Committee approved a grant to Ms. Coady of an additional 6,000 time-based RSUs as a means of creating parity among senior vice president equity grants within the Company over the last five years.

The Compensation Committee believed it in the best interests of the Company and its shareholders to approve the changes described above with respect to the Company’s time-based RSU grant program in order to incentivize and promote retention of the Company’s executive officers, including (taking into account the contemplated increase in the grant date fair value of time-based RSUs to be awarded to the Company’s executive officers on an annual basis as described above) to further the goal of ensuring that the Company’s long-term incentive levels were reasonably competitive compared to those at similar companies from a general “market check” perspective. In addition, the Compensation Committee believed that the staggered vesting periods associated with such a semi-annual time-based RSU grant program would be helpful to promote retention.

Consistent with the semi-annual grant framework reflected above, the Compensation Committee approved, in March 2023, the semi-annual grant of time-based RSUs to our Named Executive Officers (other than Mr. Pearson, who was not awarded any time-based RSUs at this time as the result of the fact that Mr. Pearson intends to retire as our President and Chief Operating Officer effective June 30, 2023) with a grant date fair value which approximately equaled the grant date fair value of the time-based RSUs awarded in October 2022 as described above, and intends to continue to make semi-annual grants of time-based RSUs to the Company’s executive officers on a going forward basis (including later in 2023).

Each time-based RSU described above represents the contractual right to receive one share of the Company’s common stock. The RSUs approved in March 2022 and October 2022 are subject to the terms of the 2016 Plan and the 2022 Plan (as applicable), as well as the individual grant award agreements. The time-based RSUs granted to our Named Executive Officers in March 2022 and October 2022 as noted above vest annually in four increasing increments of 15%, 20%, 30%, and 35% as of the first, second, third, and fourth anniversaries of the grant date, respectively, provided that the grantee is employed on such vesting date. Further, vesting is subject to acceleration under certain circumstances as contemplated in the 2016 Plan and the 2022 Plan (as applicable), and/or the individual grant agreement.

The chart below summarizes the time-based equity awards made to our Named Executive Officers in March 2022 and October 2022. Performance-based equity awards made to Named Executive Officers during 2022 are discussed in the narrative below the chart.

Name and Title	Shares Subject to Time-Based Vesting RSU Approved in March 2022	Aggregate Grant Date Fair Value of Shares Approved in March 2022 Subject to Time Based Vesting(1)	Shares Subject to Time-Based Vesting RSU Approved in October2022	Aggregate Grant Date Fair Value of Shares Approved in October 2022 Subject to Time Based Vesting(1)
Robert A. Frist, Jr., Chief Executive Officer	6,471	$130,326	3,196	$75,010
J. Edward Pearson, President and Chief Operating Officer	6,471	130,326	3,196	75,010
Michael Sousa, Executive Vice President, Enterprise Applications	6,471	130,326	3,196	75,010
Scott A. Roberts, Senior Vice President and Chief Financial Officer	4,921	99,109	2,556	59,989
Trisha Coady, Senior Vice President, Workforce Development Solutions	4,921	99,995	8,556	200,809

(1)

Grant date for share-based payment awards is established in accordance with FASB ASC Topic 718. As noted above, the Compensation Committee approved the conditional time-based RSU awards made to Messrs. Frist, Pearson, Sousa, and Roberts on March 23, 2022, conditioned upon and subject to shareholder approval of the 2022 Plan (including the increase in the number of shares authorized under the 2022 Plan) at the Company's 2022 annual meeting of shareholders on May 26, 2022, which was (taking into account the approval of the 2022 Plan by the Company's shareholders at such annual meeting) the grant date for such conditional awards and the date as of which the grant date fair value was determined in accordance with FASB ASC Topic 718.

In May 2018, the Compensation Committee made a determination to grant Mr. Pearson performance-based RSUs in connection with Mr. Pearson’s promotion to President in recognition of Mr. Pearson’s increased responsibilities and to incentivize Mr. Pearson in connection with the Company’s achievement of key annual performance objectives over a five-year time horizon. In connection with this grant, Mr. Pearson received 35,000 performance-based RSUs, which were eligible for vesting in five increments of 10%, 15%, 20%, 25%, and 30% on March 15, 2019, 2020, 2021, 2022, and 2023, respectively, based on whether the Company had achieved certain annual financial performance targets for the fiscal year preceding such vesting as determined by the Compensation Committee on an annual basis, subject to Mr. Pearson’s continuing employment as of any such vesting date.

The Compensation Committee also made a determination to grant Mr. Sousa performance-based RSUs in May 2018 to recognize and to promote parity among President roles and to incentivize Mr. Sousa in connection with the attainment by VerityStream of key annual performance objectives over a five-year time horizon. In connection with this grant, Mr. Sousa received 35,000 performance-based RSUs in May 2018 which were eligible for vesting in five increments of 10%, 15%, 20%, 25%, and 30% on March 15, 2019, 2020, 2021, 2022, and 2023, respectively, based on whether the business unit over which Mr. Sousa was President (VerityStream) had achieved annual financial performance targets for the fiscal year preceding such vesting as determined by the Compensation Committee on an annual basis, subject to Mr. Sousa’s continuing employment as of any such vesting date.

During 2022, the performance criteria was established for the final 10,500 of the performance based RSUs granted to each of Messrs. Pearson and Sousa, the vesting of which was based on the achievement of performance criteria for 2022 as described in greater detail below. In accordance with SEC guidance, the Summary Compensation Table set forth below for 2022 reflects the grant date fair value of these 10,500 performance-based RSUs for each of Messrs. Pearson and Sousa.

The performance criteria for Mr. Pearson’s final 10,500 RSUs granted in 2018 which were eligible for vesting based on the performance period in 2022 and for which performance criteria was established in 2022, was based upon the achievement of 2022 RSU Company Adjusted EBITDA. “2022 RSU Company Adjusted EBITDA” was defined as our consolidated adjusted EBITDA for the year ended December 31, 2022, as publicly disclosed by the Company, subject to the following adjustments: (i) excluding acquisition-related expenses incurred during the year to the extent such expenses were in excess of the amount originally allocated to such purpose in the Company’s 2022 budget, and (ii) excluding the impact on adjusted EBITDA from acquisitions and divestitures consummated during the year. The performance criteria for these awards was structured to provide (i) 100% vesting of RSUs for achieving 2022 RSU Company Adjusted EBITDA greater than or equal to $52.0 million, and (ii) no vesting of RSUs for achieving 2022 RSU Company Adjusted EBITDA below $52.0 million. The Company achieved 2022 RSU Company Adjusted EBITDA of $53.2 million for purposes of this performance criteria. Therefore 100% of these 10,500 RSUs vested for Mr. Pearson for the performance period of 2022. In addition, all of the performance-based RSUs granted to Mr. Pearson in 2018 which were eligible for vesting based on 2021 performance previously vested in full, such that Mr. Pearson did not have any performance-based RSUs eligible for catch-up vesting in relation to 2022 performance.

The performance criteria for Mr. Sousa’s final 10,500 RSUs granted in 2018, which were eligible for vesting based on the performance period in 2022 and for which performance criteria was established in 2022, was based upon achievement of VerityStream’s adjusted EBITDA during 2022, as adjusted for acquisition-related expenses incurred by VerityStream during the year and adjusted EBITDA from acquisitions consummated during the year with respect to VerityStream (the "2022 RSU VerityStream Adjusted EBITDA"). The performance criteria for these awards was structured to provide (i) 100% vesting of RSUs for achieving 2022 RSU VerityStream Adjusted EBITDA greater than or equal to $17.1 million, and (ii) no vesting of RSUs for achieving 2022 RSU VerityStream Adjusted EBITDA below $17.1 million. VerityStream achieved 2022 RSU VerityStream Adjusted EBITDA for purposes of this performance criteria of $17.2 million, and therefore 100% of these 10,500 RSUs vested for Mr. Sousa for the performance period of 2022. In addition, all of the performance-based RSUs granted to Mr. Sousa in 2018 which were eligible for vesting based on 2021 performance previously vested in full, such that Mr. Sousa did not have any performance-based RSUs eligible for catch-up vesting in relation to 2022 performance.

As noted above, the Compensation Committee also made a determination to grant Ms. Coady and Mr. Roberts performance-based RSUs in March 2022 in recognition of Ms. Coady and Mr. Roberts' executive leadership and to incentivize Ms. Coady and Mr. Roberts in connection with the Company’s achievement of key annual performance objectives over a five-year time horizon. In connection with this grant, each of Ms. Coady and Mr. Roberts received 12,303 performance-based RSUs, which were eligible for vesting in five increments of 15%, 20%, 20%, 20%, and 25% on March 23, 2023, 2024, 2025, 2026, and 2027, respectively, based on whether the Company has achieved certain annual financial performance targets (which may include, among other things, adjusted EBITDA and revenue thresholds) for the fiscal year preceding such vesting as determined by the Compensation Committee on an annual basis, subject to Ms. Coady and Mr. Roberts' continuing employment as of any such vesting date.

Ms. Coady’s and Mr. Roberts’ award agreements provide that, to the extent that any RSUs do not vest in any year (based on the failure to fully achieve the performance criteria for any such year) (Catch-Up RSUs), any such Catch-Up RSUs will be eligible for vesting in connection with the achievement of performance criteria in the next year (but not in succeeding years) as determined by the Compensation Committee (which performance criteria for the Catch-Up RSUs may require the overachievement of the applicable performance metric(s) for such year).

During 2022, the performance criteria was established for 1,845 of the performance-based RSUs granted to each of Ms. Coady and Mr. Roberts, the vesting of which was based on the achievement of performance criteria for 2022 as described in greater detail below. In accordance with SEC guidance, the Summary Compensation Table set forth below for 2022 reflects the grant date fair value of these 1,845 performance-based RSUs for each of Ms. Coady and Mr. Roberts.

The performance criteria for Ms. Coady’s and Mr. Roberts' 1,845 RSUs granted in 2022 which were eligible for vesting based on the performance period in 2022 and for which performance criteria was established in 2022, was based upon the achievement of 2022 RSU Company Adjusted EBITDA, as defined above. The performance criteria for these awards was structured to provide (i) 100% vesting of RSUs for achieving 2022 RSU Company Adjusted EBITDA greater than or equal to $52.0 million, and (ii) no vesting of RSUs for achieving 2022 RSU Company Adjusted EBITDA below $52.0 million. The Company achieved 2022 RSU Company Adjusted EBITDA of $53.2 million for purposes of this performance criteria. Therefore, 100% of these 1,845 RSUs vested for Ms. Coady and Mr. Roberts for the performance period of 2022.

The performance criteria for the remaining 10,458 performance-based RSUs granted to each of Ms. Coady and Mr. Roberts in March 2022 are determined based on the achievement of financial performance criteria on an annual basis as follows: 2,461 RSUs in 2023, 2,461 RSUs in 2024, 2,460 RSUs in 2025, and 3,076 RSUs in 2026. The performance-based RSUs for Ms. Coady and Mr. Roberts vesting based on performance in 2023 and succeeding years will be reported in the Summary Compensation Table during the year in which the performance criteria is set by the Compensation Committee and the Company is able to determine the grant date fair value.

The Compensation Committee determines the number of RSUs awarded to the executive officers in any year based upon, among other factors, the recommendations of the Chief Executive Officer (for awards made to executive officers other than our Chief Executive Officer), prior equity grants, responsibilities, tenure, individual and Company performance, our annual budget, retention considerations, the estimated annual financial accounting compensation expense associated with the awards, and long-term equity incentives awarded by similar companies for comparable positions solely for purposes of a “market check” with the goal of ensuring that the Company’s long-term incentive levels are reasonably competitive compared to those at similar companies. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer so as to reward and incentivize the executive officers for their long-term strategic management of the Company. The Compensation Committee took these factors into account in determining the appropriate equity grants to executive officers during 2022.

Perquisites and Other Benefits. Our executive officers are also eligible for benefits generally available to and on the same terms as the Company’s other employees, including a 401(k) Plan match, health insurance, disability insurance, dental insurance, and life insurance.

Employment Agreement, Severance, and Change In Control Agreements. We entered into an employment agreement with Robert A. Frist, Jr., our Chief Executive Officer, on July 21, 2005, which continues to be in effect. The term of Mr. Frist’s employment agreement is automatically extended for successive one year periods unless, on or before a date that is 90 days prior to the expiration of the then current employment term, either the Company or Mr. Frist shall have given written notice to the other of its or his intention not to further extend the employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is also entitled to participate in any bonus program or stock option plan that is generally available to our officers or senior management. Under his employment agreement, Mr. Frist has agreed not to compete with the Company and not to solicit our customers or employees for one year after his employment is terminated, with limited exceptions. Mr. Frist is entitled to severance benefits if we terminate him without cause. He is also entitled to severance benefits if he resigns for good reason after a change in control, if he resigns upon the occurrence of a material change in the terms of his employment, or if he resigns upon the occurrence of a material breach of the employment agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent salary recommended by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change in control, all options, shares, and other benefits will fully vest immediately. We do not maintain employment, severance, or change in control agreements with any of our other executive officers.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally disallows a corporate deduction for compensation over $1.0 million paid in any tax year to certain of the most highly-compensated officers of a publicly-held company, including its chief executive officer and chief financial officer. The Compensation Committee generally intends to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our Named Executive Officers. However, the Compensation Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation to our Named Executive Officers, even where the compensation paid under such programs may not be fully deductible. The Compensation Committee may approve the payment of compensation that is in excess of the deductibility limitations of Section 162(m).

Compensation Committee Report for 2022

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Compensation Committee members recommended the inclusion of the Compensation Discussion and Analysis in our proxy statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board:

Frank Gordon, Compensation Committee Chairman

Jeffrey L. McLaren, Compensation Committee Member

Linda Rebrovick, Compensation Committee Member

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table sets forth information for the fiscal years set forth below regarding the compensation earned by the Named Executive Officers.

							Non-Equity
							Incentive
				Stock		Option	Plan	All Other
Name and Principal Position	Year		Salary	Awards (1)		Awards (1)	Compensation (2)	Compensation (3)	Total
Robert A. Frist, Jr.	2022		$375,000	$205,336		—	$160,088	$9,477	$749,901
Chief Executive Officer	2021		358,350	131,548		—	146,000	6,052	641,950
	2020		345,050	131,538		—	92,473	8,317	577,378

J. Edward Pearson	2022		368,333	418,696	(4)	—	157,982	10,324	955,335
President and	2021		349,967	332,886	(7)	—	142,000	6,751	831,604
Chief Operating Officer	2020		339,900	292,258	(9)	—	91,093	8,996	732,247

Michael Sousa	2022		368,333	418,696	(4)	—	157,982	6,405	951,416
Executive Vice President,	2021		349,967	493,956	(8)	—	142,000	5,589	991,512
Enterprise Applications	2020		339,900	292,258	(9)	—	18,355	7,278	657,791

Scott A. Roberts	2022		291,667	196,589	(5)	—	96,386	6,285	590,927
Senior Vice President and	2021		266,666	119,997		—	82,500	4,291	473,454
Chief Financial Officer	2020		250,000	119,989		121,284	50,000	5,941	547,214

Trisha L. Coady	2022	(10)	303,334	338,294	(6)	—	99,599	6,307	747,534
Senior Vice President,
Workforce Development Solutions

(1)

Represents the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 28, 2023.

(2)

Reflects amounts earned during the relevant fiscal year under our Cash Incentive Bonus Plan and, in the case of Mr. Sousa for 2021 and 2020, our VerityStream Bonus Plan. See “Compensation Discussion and Analysis – Cash Bonuses” above for additional information.

(3)

Other compensation for 2022, 2021, and 2020 was composed of matching contributions made by the Company to the Company’s 401(k) plan and the economic value of the death benefit provided by the Company’s group life insurance program (the imputed income reported represents the portion of the premium paid by the Company that is attributable to term life insurance coverage for the executive officer), which program provides only an insurance benefit with no cash compensation element to the executive officer. The total All Other Compensation (and, thus, Total Compensation) reflected in the Summary Compensation Table above for 2021 for Messrs. Frist, Pearson, Sousa, and Roberts was slightly less (by an amount less than $3,000, in the case of each such Named Executive Officer) than the total All Other Compensation (and, thus, Total Compensation) reflected in the Summary Compensation Table for 2021 as disclosed in the Company's 2022 proxy statement, as filed by the Company on April 14, 2022, due to the fact that the figures for 2021 included in the Summary Compensation Table disclosed in the Company's 2022 proxy statement incorrectly applied the Company's 2022 matching contribution to the Company's 401(k) instead of the Company's 2021 401(k) matching contribution, which has been corrected as set forth in the table above.

(4)

Represents the $205,336 grant date fair value of the time-based RSUs granted to Messrs. Pearson and Sousa in 2022 as well as the $213,360 grant date fair value of 10,500 performance-based RSUs granted to Messrs. Pearson and Sousa in 2018 for which performance criteria was established in 2022 and which were eligible for vesting based on 2022 performance.

(5)	Represents the $159,098 grant date fair value of the time-based RSUs granted to Mr. Roberts in 2022 as well as the $37,490 grant date fair value of 1,845 performance-based RSUs granted to Mr. Roberts in 2022 for which performance criteria was established in 2022 and which were eligible for vesting based on 2022 performance.
(6)	Represents the $300,804 grant date fair value of the time-based RSUs granted to Ms. Coady in 2022 as well as the $37,490 grant date fair value of 1,845 performance-based RSUs granted to Ms. Coady in 2022 for which performance criteria was established in 2022 and which were eligible for vesting based on 2022 performance.
(7)

Represents the $131,548 grant date fair value of the time-based RSUs granted to Mr. Pearson in 2021 as well as the $201,338 grant date fair value of 8,750 performance-based RSUs granted to Mr. Pearson in 2018 for which performance criteria was established in 2021 and which were eligible for vesting based on 2021 performance.

(8)	Represents the $131,548 grant date fair value of the time-based RSUs granted to Mr. Sousa in 2021 as well as the $362,408 grant date fair value of 15,750 performance-based RSUs granted to Mr. Sousa in 2018 which were eligible for vesting based on 2021 performance (including (i) 8,750 performance-based RSUs granted to Mr. Sousa in 2018 for which performance criteria was established in 2021, and (ii) 7,000 Catch-Up RSUs (as defined below)). The “Catch-Up RSUs” represented 7,000 performance-based RSUs which were originally eligible for vesting based on 2020 performance and for which performance criteria was originally established in 2020 (and not ultimately satisfied), which subsequently became eligible for vesting in 2021 based on catch-up performance criteria for 2021 established by the Compensation Committee. The grant date fair value of the 7,000 Catch-Up RSUs is included in the Stock Awards column set forth above for 2021 taking into account the fact that such fair value associated with these Catch-Up RSUs was included as a compensation expense for the Company in 2020 under FASB ASC Topic 718. The 2020 grant date fair value of these 7,000 RSUs which were originally eligible for vesting based on 2020 performance (and subsequently became eligible for vesting in 2021 as Catch-Up RSUs) is also included as compensation in the stock awards column for 2020 as referenced in footnote 9 below.
(9)	Represents the $131,538 grant date fair value of the time-based RSUs granted to Messrs. Pearson and Sousa in 2020 as well as the $160,720 grant date fair value of 7,000 performance-based RSUs granted to Messrs. Pearson and Sousa in 2018 for which performance criteria was established in 2020 and which were eligible for vesting based on 2020 performance.
(10)	Compensation for Ms. Coady is not provided for 2021 and 2020 since Ms. Coady was not a named executive officer during such years.

Grants of Plan-Based Awards – Fiscal Year 2022

The following table provides information related to plan-based awards granted to the Named Executive Officers during the 2022 fiscal year.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Award Type	Grant Date	Compensation Committee Approval Date(2)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Units (#)	Grant Date Fair Value of Stock Awards ($) (3)
Robert A. Frist, Jr.	Cash Bonus	—	—	$38,000	$152,000	$209,000	—	$—
	Time-based RSUs (4)	5/26/2022	3/23/2022	—	—	—	6,471	130,326
	Time-based RSUs (4)	10/27/2022	—	—	—	—	3,196	75,010

J. Edward Pearson	Cash Bonus	—	—	37,500	150,000	206,250	—	—
	Time-based RSUs (4)	5/26/2022	3/23/2022	—	—	—	6,471	130,326
	Time-based RSUs (4)	10/27/2022	—	—	—	—	3,196	75,010
	Performance-based RSUs (5)	3/23/2022	—	—	—	—	10,500	213,360

Michael Sousa	Cash Bonus	—	—	37,500	150,000	206,250	—	—
	Time-based RSUs (4)	5/26/2022	3/23/2022	—	—	—	6,471	130,326
	Time-based RSUs (4)	10/27/2022	—	—	—	—	3,196	75,010
	Performance-based RSUs (5)	3/23/2022	—	—	—	—	10,500	213,360

Scott A. Roberts	Cash Bonus	—	—	22,500	90,000	135,000	—	—
	Time-based RSUs (4)	5/26/2022	3/23/2022	—	—	—	4,921	99,109
	Time-based RSUs (4)	10/27/2022	—	—	—	—	2,556	59,989
	Performance-based RSUs (6)	3/23/2022	—	—	—	—	1,845	37,490

Trisha L. Coady	Cash Bonus	—	—	23,250	93,000	139,500	—	—
	Time-based RSUs (4)	3/23/2022	—	—	—	—	4,921	99,995
	Time-based RSUs (4)	10/27/2022	—	—	—	—	8,556	200,809
	Performance-based RSUs (6)	3/23/2022	—	—	—	—	1,845	37,490

(1)

Represents the threshold, target, and maximum bonus levels that could have been earned under the Company’s 2022 cash bonus plan, as described under “Compensation Discussion and Analysis — Cash Bonuses.”

(2)	This column reflects the date on which the Compensation Committee approved the grant of conditional time-based RSUs to Messrs. Frist, Pearson, Sousa, and Roberts as further discussed above under "Compensation Discussion and Analysis." The grant of these time-based RSU awards was conditioned upon and subject to shareholder approval of the 2022 Plan (including the increase in the number of shares authorized under the 2022 Plan) at the Company's 2022 annual meeting of shareholders on May 26, 2022. The Company's shareholders approved the 2022 Plan at such annual meeting, and as such these conditional awards have a grant date of May 26, 2022 for accounting purposes under FASB ASC Topic 718 as reflected in the table above.
(3)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 28, 2023.

(4)

Each time-based RSU has a value equal to the fair market value of one share of the Company’s common stock. The time-based RSUs granted in 2022 vest annually in increasing increments of 15%, 20%, 30%, and 35% as of the first, second, third, and fourth anniversaries of the grant date, respectively, provided that the grantee remains in the employment of the Company on such dates.

(5)

Represents the grant date fair value of 10,500 performance based RSUs granted to Messrs. Pearson and Sousa in 2018 which were eligible for vesting in March 2023 based on 2022 performance and for which performance criteria was determined in 2022. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above for further discussion. Each performance-based RSU has a value equal to the fair market value of one share of the Company’s common stock. These performance based RSUs vest in accordance with the terms of the award made in 2018, under which 10,500 of the RSUs granted in 2018 were eligible for vesting in March 2023 subject to achievement of certain annual financial targets of the Company in 2022. The performance measure of the Company was fully achieved during 2022 such that Messrs. Pearson and Sousa received the 10,500 shares eligible for vesting in March 2023.

(6)

Represents the grant date fair value of 1,845 performance based RSUs granted to Mr. Roberts and Ms. Coady in 2022 which were eligible for vesting in March 2023 based on 2022 performance and for which performance criteria was determined in 2022. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above for further discussion. Each performance-based RSU has a value equal to the fair market value of one share of the Company’s common stock. These performance based RSUs vest in accordance with the terms of the award made in 2022, under which 1,845 of the RSUs granted in 2022 were eligible for vesting in March 2023 subject to achievement of certain annual financial targets of the Company in 2022. The performance measure of the Company was fully achieved during 2022 such that Mr. Roberts and Ms. Coady received the 1,845 shares eligible for vesting in March 2023.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table provides information related to the stock awards held by the Named Executive Officers that were outstanding at the end of fiscal year 2022.

	Number of Shares Underlying Unexercised Options (#) Exercisable		Number of Shares Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested		Market Value of Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Units of Stock That Have Not Vested(1)
Robert A. Frist, Jr.	—		—		—	$—	—	19,917	(3)	$494,738	—		$—

J. Edward Pearson	—		—		—	—	—	19,917	(3)	494,738	10,500	(6)	260,820

Michael Sousa	—		—		—	—	—	19,917	(3)	494,738	10,500	(6)	260,820

Scott A. Roberts	6,300	(2)	11,700	(2)	—	20.34	12/9/2030	16,972	(4)	421,584	12,303	(7)	305,607

Trisha L. Coady	6,300	(2)	11,700	(2)	—	20.34	12/9/2030	24,441	(5)	607,114	12,303	(7)	305,607

(1)	The dollar amount was determined by multiplying the number of share units by $24.84 (the closing price of the Company’s common stock on December 30, 2022, the last day of trading in 2022).
(2)

The number of shares underlying unexercised options represent stock options that were granted on December 9, 2020 and that vest in the following manner assuming continued employment through the vesting date: 2,700 options vested December 2021; 3,600 options vested December 2022; 5,400 options vest December 2023; and 6,300 options vest December 2024.

(3)

The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 5,500 shares vest March 2023; 479 shares vest October 2023; 5,014 shares vest March 2024; 640 shares vest October 2024; 3,942 shares vest March 2025; 958 shares vest October 2025; 2,265 shares vest March 2026; and 1,119 shares vest October 2026.

(4)

The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 3,789 shares vest March 2023; 1,225 shares vest September 2023; 383 shares vest October 2023; 4,378 shares vest March 2024; 512 shares vest October 2024; 3,302 shares vest March 2025; 766 shares vest October 2025; 1,722 shares vest March 2026; and 895 shares vest October 2026.

(5)

The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 5,568 shares vest March 2023; 1,283 shares vest October 2023; 5,293 shares vest March 2024; 1,712 shares vest October 2024; 3,302 shares vest March 2025; 2,566 shares vest October 2025; 1,722 shares vest March 2026; and 2,995 shares vest October 2026.

(6)

The unearned units of stock that were not vested as of December 31, 2022 represent the final 10,500 unvested performance based RSUs of the 35,000 RSUs awarded on May 15, 2018. The relevant performance measure was achieved during 2022 such that Messrs. Pearson and Sousa received all 10,500 shares underlying such RSUs in March 2023.

(7)

The unearned units of stock that were not vested as of December 31, 2022 represent 12,303 unvested performance based RSUs of the 12,303 RSUs awarded on March 23, 2022. The 12,303 performance-based RSUs referred to in the chart above vest in the following manner assuming full achievement of requisite performance criteria and continued employment through the vesting date: 1,845 were eligible for vesting in March 2023; 2,461 are eligible for vesting in March 2024; 2,461 are eligible for vesting in March 2025; 2,460 are eligible for vesting in March 2026; and 3,076 are eligible for vesting in March 2027. Of the 1,845 RSUs eligible for vesting based on 2022 performance, the relevant performance measure was achieved during 2022 such that Mr. Roberts and Ms. Coady received all 1,845 shares underlying such RSUs in March 2023.

Stock Vested During 2022

The following table provides information related to RSUs held by the Named Executive Officers that vested during 2022. The Named Executive Officers did not exercise any stock options during 2022.

	Stock Awards
	Number of Shares	Value
Name	Acquired on Vesting	Realized on Vesting(1)
Robert A. Frist, Jr.	5,298	$105,642
J. Edward Pearson	14,048	280,117
Michael Sousa	21,048	419,697
Scott A. Roberts	3,744	76,745
Trisha L. Coady	5,297	112,078

(1)

The value realized equals the number of shares vested, multiplied by the closing price of the Company’s stock on the day prior to the vesting date. All of the stock awards which vested in 2022 were time-based RSUs which vested based on the satisfaction of applicable time-based criteria in 2022, except for 8,750 performance-based RSUs for Mr. Pearson which were granted in 2018 and vested in 2022 based on the satisfaction of performance criteria for the year ended December 31, 2021, and 15,750 performance-based RSUs (including 7,000 Catch-Up RSUs (as previously defined)) for Mr. Sousa which were granted in 2018 and vested in 2022 based on the satisfaction of performance criteria for the year ended December 31, 2021.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2022 concerning shares of the Company’s common stock authorized for issuance under all of the Company’s equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(2))
Plan category	(a)		(c)

Equity compensation plans approved by security holders	621,938	(1)	1,254,309

Equity compensation plans not approved by security holders	—		—

Total equity compensation plans	621,938		1,254,309

(1)	Represents shares subject to outstanding RSUs and stock options.
(2)	Represents shares remaining available for issuance under the 2022 Plan as of December 31, 2022.

Potential Payments Upon Termination or Change-in-Control

As of December 31, 2022, we maintained only one employment agreement for our Named Executive Officers with Robert A. Frist, Jr., our Chief Executive Officer. The term of the agreement automatically extends for successive one-year periods unless either party provides 90 days advance notice of their intent not to further extend the then current employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is entitled to severance benefits if we terminate him without cause; if he resigns for good reason after a change-in-control; if he resigns upon the occurrence of a material change in the terms of his employment; or if he resigns upon the occurrence of a material breach of the agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent salary recommended by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change-in-control, all options, shares, and other benefits will fully vest immediately. If Mr. Frist is terminated for cause, or because of his death, disability, or voluntary resignation without good reason, he would not be entitled to any compensation or benefits beyond his effective termination date, other than benefits provided through statutory requirements.

Under the terms of the 2016 Plan, the 2022 Plan, and the respective award agreements underlying such plans, any outstanding stock options and time-based RSUs will become fully vested upon a change-in-control (as defined in such plans). Alternatively, the performance-based RSU award agreements with our Named Executive Officers provide that, except as may otherwise be determined by the Compensation Committee, in the event that there is a change-in-control, then the performance-based RSUs shall become vested (i) as to 100% of the RSUs otherwise eligible for vesting in the then current performance period, (ii) as to 100% of the RSUs otherwise eligible for vesting in the next subsequent performance period for which the vesting date has not yet occurred, and (iii) in the event that the change-in-control has been consummated following the end of a calendar year but prior to the next vesting date (i.e., on which vesting would occur based on the performance for such calendar year), then the RSUs will vest for such calendar year immediately prior to the consummation of the change-in-control based on the extent of the satisfaction of the performance criteria for such calendar year. Moreover, unless otherwise provided by the Compensation Committee, or in an award agreement or by a written agreement between the Company and a participant, in the event of a change-in-control, any surviving entity or acquiring entity (or the surviving or acquiring entity’s parent entity) may assume or continue any or all awards outstanding or may substitute similar awards for awards outstanding as may be determined by the Compensation Committee. In addition, under the terms of the 2016 Plan and 2022 Plan, upon the occurrence of a change-in-control, at the discretion of the Compensation Committee, cash or other payments may be made in respect of outstanding vested stock options and RSUs (or unvested stock options and RSUs, if so determined by the Compensation Committee) based on the difference between the change-in-control price per share of common stock and the per share exercise price, if any, under such award, multiplied by the number of shares of common stock subject to such vested or (if applicable) unvested award.

The following table shows the potential payments described above for our Named Executive Officers assuming the termination or change-in-control, as applicable, took place on December 31, 2022.

Name	Termination without cause, resignation for good reason, or resignation for good reason after a change-in-control	Change-in-control	Involuntary termination for cause or resignation without good reason	Retirement	Death or disability
Robert A. Frist, Jr.
Cash severance(1)	$570,000	$—	$—	$—	$—
Accelerated vesting of stock awards(2)	—	494,738	—	—	—

J. Edward Pearson
Accelerated vesting of stock awards(2)	—	755,558	—	—	—

Michael Sousa
Accelerated vesting of stock awards(2)	—	755,558	—	—	—

Scott A. Roberts
Accelerated vesting of stock awards(2)	—	609,546	—	—	—

Trisha L. Coady
Accelerated vesting of stock awards(2)	—	795,075	—	—	—

(1)	Value is based on the employment agreement described above and on Mr. Frist’s salary as of December 31, 2022.
(2)

Value of stock options and RSUs is based on the closing price our stock reported on Nasdaq on December 30, 2022 (the last trading day in 2022) of $24.84 per share multiplied by the number of stock option and RSU awards outstanding (or, in the case of performance-based RSU awards granted to Ms. Coady and Mr. Roberts in 2022, 100 percent of the awards subject to vesting based on the performance periods ending December 31, 2022 and December 31, 2023).

CEO Pay Ratio

As required by SEC rules, we have determined a reasonable estimate of the ratio of the total annual compensation for our principal executive officer, Robert A. Frist, Jr., to the annual total compensation of our median employee (other than Mr. Frist) (the “CEO Pay Ratio”).

The Company took the following steps to identify the median employee and to determine the annual total compensation of the median employee and our CEO.

●	We established December 31, 2022 as the determination date of our employee population. As of December 31, 2022, we employed 1,154 individuals, consisting of 1,135 full-time and 19 part-time employees.
●

We identified our median employee using gross wages of persons employed by us and our subsidiaries for the period beginning January 1, 2022 to December 31, 2022 (“Gross Wages”), excluding all non-U.S. employees of the Company under the 5% de minimis exclusion for non-U.S. employees provided under SEC rules and the 28 employees employed by the following companies acquired by us during 2022: CloudCME and eeds. Gross wages as calculated by us generally includes base pay, bonuses, sales commissions, and (if applicable) equity compensation.

●

Once the median employee was identified, we calculated the median employee’s total annual compensation based on the gross wages of such median employee. We utilized gross wages both in identifying the median employee and calculating the total annual compensation of the median employee because we believe such compensation measure is representative of our employee’s compensation, and because we believe that this compensation measures facilitates accessibility and broad comparability in connection with providing this CEO Pay Ratio. No material assumptions or estimates were made to identify the median employee or determine total annual compensation for the median employee; however, we did annualize the compensation of all employees who were hired during 2022. Our calculation of gross wages as referenced above does not include elements of our executive compensation package, such as health insurance and certain other benefits that are generally available to all employees.

●

Annual total compensation for our chief executive officer was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K. Similar to our calculation of gross wages for our other employees as noted above, our calculation of annual total compensation for our principal executive officer did not include elements of our executive compensation package, such as health insurance and other benefits, that are generally applicable to all employees (such amounts are also not included in the Summary Compensation Table for our principal executive officer in 2022 in accordance with SEC rules).

Based on the above approach, we determined that:

●	Mr. Frist’s annual total compensation for 2022 was $749,901
●	The annual total compensation of our median employee (excluding Mr. Frist) for 2022 was $88,072
●	The CEO Pay Ratio for 2022 was 8.5:1

The CEO Pay Ratio set forth above may not be comparable to the pay ratios of other companies in our industry or otherwise because SEC rules allow companies to use estimates, assumptions, and adjustments to identify the median employee and determine the annual total compensation of the median employee that may differ from those used by us in determining the CEO Pay Ratio.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform Act and Consumer Protection Act and Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to executive officers of the Company and the Company’s financial performance.

A.	Required Tabular Disclosure of Compensation Actually Paid versus Performance

The following table discloses information on "compensation actually paid" or "CAP" (as determined pursuant to SEC rules) to our principal executive officer ("PEO") and (on average) to our other Named Executive Officers ("non-PEO NEOs") during the specified years alongside total shareholder return and net income metrics, as well as the Company-selected measure of Company Adjusted EBITDA, as defined under the 2022 Cash Incentive Bonus Plan ("2022 Incentive Plan Company Adjusted EBITDA"). The Company selected this measure as the most important in linking compensation actually paid to our Named Executive Officers for 2022 to Company performance by virtue of the fact that the 2022 Cash Incentive Bonus Plan was a key component of our 2022 executive compensation program, and 2022 Incentive Plan Company Adjusted EBITDA was the sole metric for determining achievement under the 2022 Cash Incentive Bonus Plan for all of our Named Executive Officers. Moreover, this same measure (Adjusted EBITDA, calculated in the same manner as 2022 Incentive Plan Company Adjusted EBITDA) was the sole metric for determining achievement under the performance-based RSUs awarded to certain of our Named Executive Officers (J. Edward Pearson, Scott A. Roberts, and Trisha Coady) which were eligible for vesting based on performance during the year ended December 31, 2022.

					Value of initial fixed $100 investment based on(3):
Year(1)	Summary compensation table total for PEO	Compensation actually paid to PEO(2)	Average summary compensation table total for non-PEO NEOs	Average compensation actually paid to non-PEO NEOs(2)	Total shareholder return	Peer group total shareholder return (Dow Jones US Software TSM)	Peer group total shareholder return (NASDAQ Computer & Data Processing Index)	Net Income(4)	Company-selected measure: Adjusted EBITDA(5)
2022	$749,901	$735,100	$811,303	$787,891	$91.32	$129.99	$114.66	$12,091,000	$53,192,000
2021	641,950	714,120	746,776	827,431	96.91	194.54	185.96	5,845,000	52,315,000
2020	577,378	499,881	643,007	512,716	80.29	147.65	146.65	14,091,000	49,248,000

(1)

Non-PEO NEOs in the table above include the following individuals: for 2020, J. Edward Pearson, Michael Sousa, Scott A. Roberts, and Michael M. Collier; for 2021, J. Edward Pearson, Michael Sousa, Scott A. Roberts, and Kevin P. O'Hara; and for 2022, J. Edward Pearson, Michael Sousa, Scott A. Roberts, and Trisha L. Coady. Our principal executive officer for each of the years set forth above was Robert A. Frist, Jr.

(2)	Adjustments made to calculate "compensation actually paid" pursuant to the SEC rules to our principal executive officer for the years set forth below are as follows:

PEO	2022	2021	2020
Total Compensation in SCT	$749,901	$641,950	$577,378
Less: Grant date value of stock awards and option awards reported in SCT	(205,336)	(131,548)	(131,538)
Plus: Year-end value of awards granted during the year that are outstanding and unvested as of year-end	240,128	150,700	125,121
Plus/(less): Change in fair value, from prior year-end to year-end, of awards granted in a prior year that are outstanding and unvested as of year-end	(15,580)	44,436	(49,365)
Plus/(less): Change in value, from prior year-end to vesting date, of awards granted in a prior year that vested during the year	(34,013)	8,582	(21,715)
Less: Prior year-end value of awards granted in a prior year that failed to vest during the year	—	—	—
Total Adjustments	(14,801)	72,170	(77,497)
Compensation Actually Paid	$735,100	$714,120	$499,881

Adjustments made to calculate “compensation actually paid” pursuant to the SEC rules to our named executive officers (other than our principal executive officer) on average for the years set forth below are as follows:

Average of Non-PEO NEOs	2022	2021	2020
Total Compensation in SCT	$811,303	$746,776	$643,007
Less: Grant date value of stock awards and option awards reported in SCT	(343,069)	(316,719)	(281,764)
Plus: Year-end value of awards granted during the year that are outstanding and unvested as of year-end	273,103	359,083	232,033
Plus/(less): Change in fair value, from prior year-end to year-end, of awards granted in a prior year that are outstanding and unvested as of year-end	115,132	29,252	(46,332)
Plus/(less): Change in value, from prior year-end to vesting date, of awards granted in a prior year that vested during the year	(68,578)	9,039	(34,228)
Less: Prior year-end value of awards granted in a prior year that failed to vest during the year	—	—	—
Total Adjustments	(23,412)	80,655	(130,291)
Compensation Actually Paid	$787,891	$827,431	$512,716

(3)

Pursuant to SEC rules, the TSR figures assume an initial investment of $100 on December 31, 2019 in our stock, the Dow Jones US Software TSM index, and the NASDAQ Computer & Data Processing index. The Dow Jones US Software TSM index and the NASDAQ Computer & Data Processing index were the indices that were disclosed in our performance graph in Part II, Item 5 of the Company’s annual report on Form 10-K for the year ended December 31, 2022, filed on February 28, 2023 pursuant to Item 201(e) of Regulation S-K. In the Company’s next annual report on Form 10-K to be filed for the year ending December 31, 2023, the Company intends to utilize the Dow Jones US Software TSM index for purposes of the performance graph required under Item 201(e) of Regulation S-K.

(4)	Reflects after-tax net income prepared in accordance with GAAP for each of the years shown above.

(5)

Adjusted EBITDA as defined under the Company’s 2022 cash incentive bonus plan, or 2022 Incentive Plan Company Adjusted EBITDA, equals the Company’s consolidated adjusted EBITDA for the year ended December 31, 2022 as publicly disclosed by the Company, subject to the following adjustments: (i) excluding acquisition-related expenses incurred during the year to the extent such expenses were in excess of the amount originally allocated to such purpose in the Company's 2022 budget, and (ii) excluding the impact on adjusted EBITDA from acquisitions and divestitures consummated during the year. For purposes of clarity, the calculation of consolidated adjusted EBITDA as publicly disclosed by the Company, as well as 2022 Incentive Plan Company Adjusted EBITDA, takes into account any bonus amounts payable by the Company under the 2022 Cash Incentive Bonus Plan. See Appendix A for additional information regarding Adjusted EBITDA as publicly disclosed by the Company, including a reconciliation of Adjusted EBITDA for the year ended December 31, 2022, to the most comparable GAAP measure, net income.

B.	Required Tabular Disclosure of Most Important Measures Linking Compensation Actually Paid During 2022 to Company Performance

The Company has determined that the Company-Selected Measure, 2022 Incentive Plan Company Adjusted EBITDA, is the only measure that would constitute one of the most important financial measures (as defined by SEC rules) used by the Company to link compensation actually paid to our Named Executive Officers for 2022 to Company performance. See footnote (5) in the chart set forth above and the “Compensation Discussion and Analysis” above for additional information regarding 2022 Incentive Plan Company Adjusted EBITDA. Further, this same measure (Adjusted EBITDA, calculated in the same manner as 2022 Incentive Plan Company Adjusted EBITDA) was the sole metric for determining achievement under the performance-based RSUs awarded to certain of our Named Executive Officers (J. Edward Pearson, Scott A. Roberts, and Trisha Coady) which were eligible for vesting based on performance during the year ended December 31, 2022.

2022 Most Important Financial Performance Measures

● Adjusted EBITDA (as calculated under the 2022 cash incentive bonus plan)

C.	Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures

The following graphs illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between Company total shareholder return and cumulative total shareholder returns of the Dow Jones US Software TSM index and the NASDAQ Computer & Data Processing index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with the SEC rules and may not fully represent the actual final amount of compensation earned by or actually paid to our Named Executive Officers during the applicable years.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2023 (unless otherwise noted), for:

●	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;
●	each of our directors and nominees;
●	each of our Named Executive Officers; and
●	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 30,682,379 shares outstanding as of March 31, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. RSUs that will vest within 60 days of March 31, 2023 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203.

Name	Number of Shares		Percent
Robert A. Frist, Jr.	5,454,047		17.8%
BlackRock, Inc.	4,233,542	(1)	13.8%
The Vanguard Group	2,771,909	(2)	9.0%
Frank Gordon	321,315	(3)	1.0%
J. Edward Pearson	200,315		*
Michael D. Shmerling	130,368		*
Thompson S. Dent	130,329		*
Michael Sousa	57,184		*
Linda Rebrovick	51,683		*
William W. Stead, M.D.	38,662		*
Deborah Taylor Tate	21,525		*
Trisha L. Coady	20,723		*
Jeffrey L. McLaren	16,102		*
Scott A. Roberts	14,684		*
Terry Allison Rappuhn	1,328		*
All directors and executive officers as a group (18 persons)	6,535,467		21.3%

*	Less than one percent.

(1)

Based on a Schedule 13G/A filed January 26, 2023 by BlackRock, Inc. BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055 in such filing. BlackRock, Inc. has sole voting power with respect to 4,181,116 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 4,233,542 shares, and shared dispositive power with respect to zero shares.

(2)

Based on a Schedule 13G/A filed February 9, 2023 by The Vanguard Group. The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355 in such filing. The Vanguard Group has sole voting power with respect to zero shares, shared voting power with respect to 20,526 shares, sole dispositive power with respect to 2,728,371 shares, and shared dispositive power with respect to 43,538 shares.

(3)

100,000 of these shares are held by Crofton Capital. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. 11,386 of these shares are held by The Joel Company. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares.

AUDIT COMMITTEE REPORT FOR 2022

The Audit Committee of the Board is comprised of three directors who are independent directors under the categorical standards set forth in Nasdaq Rule 5605(a)(2) and who satisfy the independence requirements under Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act. The current members of the Audit Committee are Michael D. Shmerling (Chair), Terry Allison Rappuhn, and William W. Stead, M.D. The members of the Audit Committee during 2022, were Michael D. Shmerling (Chair), William W. Stead, M.D., Terry Allison Rappuhn, and Linda Rebrovick. Ms. Rappuhn became a member of the Audit Committee in January 2022. Ms. Rebrovick ceased serving on the Audit Committee in March 2022.

In accordance with its written charter, the Audit Committee is charged with oversight of the integrity of HealthStream’s financial reporting process; our system of internal controls regarding finance, accounting, and legal compliance; the qualification, independence, and performance of our independent registered public accounting firm, Ernst & Young, LLP ("Ernst & Young"); and the process utilized by management for identifying, evaluating, and mitigating risks inherent in the business, including as related to the Company's privacy, data, cybersecurity, and information security systems. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Among other things, the Audit Committee monitors preparation by our management of quarterly and annual financial reports and quarterly earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the independent registered public accounting firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed in accordance with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including matters in the written disclosures required by the Public Company Accounting Oversight Board’s ("PCAOB") applicable requirements, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their understanding of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition to reviewing, evaluating and ensuring the rotation of the lead partner of the independent registered public accounting firm, the Audit Committee obtains and reviews a report from the independent registered public accounting firm regarding (a) the independent registered public accounting firm’s internal quality control procedures, (b) any material issues raised by the most recent quality control review, or peer review of the independent registered public accounting firm, or any material inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm, and (c) any steps taken to respond to such issues. In addition, the Audit Committee regularly monitors the audit, audit-related, tax, and other non-audit services provided by Ernst & Young, specifically considering whether such services are compatible with its independence, as required by PCAOB standards. As part of its annual processes, the Audit Committee considers whether to rotate the independent public accounting firm. Ernst & Young has been the Company’s independent audit firm since 1998. The Audit Committee believes there are significant benefits to having an independent public accounting firm with an extensive history with the Company. Accordingly, the Audit Committee approved the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, subject to ratification of such determination at the Annual Meeting as provided in Proposal 3 below.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Michael D. Shmerling, Audit Committee Chairman

William W. Stead, M.D., Audit Committee Member

Terry Allison Rappuhn, Audit Committee Member

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Board has nominated and recommends to the shareholders, Jeffrey L. McLaren and Linda Rebrovick for election as Class II directors to serve until the annual meeting of shareholders in 2026 and until such time as their respective successors are duly elected and qualified. Mr. McLaren and Ms. Rebrovick are currently Class II directors of the Company having been previously elected by the shareholders. The Company's other Class II director, Michael D. Shmerling, is not standing for re-election at the Annual Meeting. Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.

If any of the nominees should become unable to serve as a director, the persons named in the proxy may vote for such other person or persons, if any, as may be designated by the Board, or our Board may choose to reduce its size. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information with respect to directors who are nominees for election at the Annual Meeting and with respect to continuing directors who are not nominees for election at the Annual Meeting is set forth on pages eight to eleven of this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for, and has the ultimate authority for, the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. The Board and Audit Committee believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and our shareholders. In making this determination, the Board and the Audit Committee have taken into account Ernst & Young’s qualifications and technical expertise, quality of services, institutional depth of understanding and expertise with respect to our business, depth of resources, appropriateness of fees, quality of communications with the Audit Committee and management, and independence and objectivity. In addition, in accordance with applicable rules on partner rotation, Ernst & Young rotates its lead audit engagement partner not more than every five years. The Audit Committee is involved in considering the selection of Ernst & Young’s primary engagement partner when there is a rotation.

Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2022 and 2021 are described below under “Audit and Non-Audit Fees.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP will be approved if the number of shares of Company common stock cast “FOR” such proposal exceeds the number of shares of Company common stock cast “AGAINST” such proposal. The Audit Committee believes that the retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interest of the Company and our shareholders. If the Company’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

Audit and Non-Audit Fees

Audit Fees. Fees for audit services totaled $743,000 and $738,000 in 2022 and 2021, respectively, including fees associated with the audit of our annual financial statements and internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q.

Audit-Related Fees. There were no fees paid for audit-related services during 2022 or 2021.

Tax Fees. There were no fees paid for tax services during 2022 or 2021.

All Other Fees. All other fees for miscellaneous services totaled $1,770 in 2021 that were not included in the captions above. There were no other fees for miscellaneous services in 2022.

Pre-Approval of Audit and Non-Audit Fees

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2022 and 2021, the Audit Committee approved all audit and non-audit fees disclosed above. The Audit Committee’s pre-approval policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL THREE - ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the executive compensation of our Named Executive Officers in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, highly values the opinions of our shareholders. We will consider the vote of our shareholders when making compensation decisions for the Named Executive Officers in the future. The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement will be approved if the number of shares of Company common stock voted “FOR” such proposal exceeds the number of shares of Company common stock voted “AGAINST” such proposal.

We have described the compensation of the Named Executive Officers under “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION—SUMMARY COMPENSATION TABLE” sections of this proxy statement. We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. We seek to reward our executives for both near-term and sustained longer-term financial and operating performance as well as leadership excellence. Compensation opportunities are intended to align the economic interests of executives with those of our shareholders and encourage them to remain with the Company for long and productive careers.

At the Company’s 2022 annual meeting of shareholders, shareholders holding approximately 98% of the votes cast voted to approve on an advisory basis, our executive compensation as described in our proxy statement. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

The Compensation Committee reviews on an ongoing basis the compensation programs for the Named Executive Officers to ensure that such programs incentivize management to achieve the desired goals of enhancing the long-term total return to our shareholders and building a better company by implementing compensation programs that reward both company-wide and individual performance, align our executives’ interests with those of our shareholders, and allow us to attract and retain talented executives. For additional information regarding our executive compensation, including our 2022 executive compensation decisions, please see “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement.

In light of the foregoing considerations, we are asking our shareholders to indicate their approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the 2022 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2023 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Additional Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2022, excluding certain of the exhibits thereto, may be obtained by visiting our website at www.healthstream.com or may be obtained without charge by writing to HealthStream, Inc., Investor Relations Department, 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203 or by making an oral request by calling (615) 301-3237. We will furnish any exhibits to our Annual Report on Form 10-K upon the payment of fees equal to our reasonable expenses in furnishing such exhibits. The Company’s Annual Report on Form 10-K and various other filings also may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com, or at www.sec.gov.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

We do not intend to bring any proposals to the Annual Meeting other than Proposals 1, 2, and 3 as set forth above. As noted above, our Bylaws require shareholders to give advance notice of any proposal intended to be presented at an annual meeting. The deadline for this notice has passed, and we did not receive any such notice made in compliance with our Bylaws. If any other matter properly come before our shareholders for a vote at the Annual Meeting, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Nashville, Tennessee

April 10, 2023

Appendix A

NON-GAAP FINANCIAL MEASURE INFORMATION AND RECONCILIATION

This proxy statement presents information regarding adjusted EBITDA, a non-GAAP financial measure used by management in analyzing our financial reports and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income excluding the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses and before interest, income taxes, stock-based compensation, depreciation and amortization, changes in fair value of, including gains (losses) on the sale of, non-marketable equity investments, and the de-recognition of non-cash expense resulting from the paid time off expense reduction in the first quarter of 2021 (adjusted EBITDA) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain GAAP accounting, non-cash, and/or non-operating items which may not, in any such case, fully reflect the underlying operating performance of our business. We also believe that adjusted EBITDA is useful to investors to assess the Company’s ongoing operating performance and to compare the Company's operating performance between periods.

As noted above, the definition of adjusted EBITDA includes an adjustment for the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses. Prior to the Company early adopting ASU 2021-08 effective January 1, 2022, following the completion of any acquisition by the Company, the Company was required to record the acquired deferred revenue at fair value as defined in GAAP, which typically resulted in a write-down of the acquired deferred revenue. When the Company was required to record a write-down of deferred revenue, it resulted in lower recognized revenue, operating income, and net income in subsequent periods. Revenue for any such acquired business was deferred and was typically recognized over a one-to-two year period following the completion of any particular acquisition, so our GAAP revenues for this one-to-two year period would not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. Management believes that including an adjustment in the definition of adjusted EBITDA for the impact of the deferred write-downs associated with fair value accounting for businesses acquired prior to the January 1, 2022 effective date of the Company's adoption of ASU 2021-08 provides useful information to investors because the deferred revenue write-down recognized in periods after an acquisition may, given the nature of this non-cash accounting impact, cause our GAAP financial results during such periods to not fully reflect our underlying operating performance and thus adjusting for this amount may assist in comparing the Company’s results of operations between periods. Following the adoption of ASU 2021-08, contracts acquired in an acquisition completed on or after January 1, 2022 are measured as if the Company had originated the contract (rather than the contract being measured at fair value) such that, for such acquisitions, the Company no longer records deferred revenue write-downs associated with acquired businesses (for acquisitions completed prior to January 1, 2022, the Company continues to record deferred revenue write-downs associated with fair value accounting for periods on and after January 1, 2022 consistent with past practice). At the current time, the Company intends to continue to include an adjustment in the definition of adjusted EBITDA for the impact of deferred revenue write-downs from business acquired prior to January 1, 2022 given the ongoing impact of such deferred revenue on our financial results

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, adjusted EBITDA is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies and has limitations as an analytical tool.

This non-GAAP financial measure should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of our GAAP net income to adjusted EBITDA, which is set forth below in this Appendix A.

(in 000’s)	2022	2021
GAAP net income	$12,091	$5,845
Deferred revenue write-down	267	4,040
Interest income	(444)	(80)
Interest expense	132	132
Income tax provision	3,494	1,921
Stock-based compensation expense	3,554	5,303
Depreciation and amortization	37,945	36,813
Non-cash paid time off expense	—	(1,011)
Change in fair value of non-marketable equity investments	(3,596)	(279)
Adjusted EBITDA	$53,443	$52,684

HealthStream™ VOTE

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2023 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. To elect two Class II directors (Jeffrey L. McLaren; Linda E. Rebrovick) to hold office for a term of three (3) years and until their successors have been duly elected and qualified.

	For	Withhold
01 - Jeffrey L. McLaren	☐	☐
02 - Linda E. Rebrovick	☐	☐

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2023 Annual Meeting

2023 Annual Meeting of HealthStream, Inc. Shareholders

May 25, 2023, 2:00pm CT
In a virtual meeting format only, via live webcast.

HealthStream's annual meeting of shareholders will be held on May 25, 2023, at 2:00 p.m. (CT) in a virtual meeting format only, via live webcast at meetnow.global/MTMKHNA.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — HealthStream, Inc.

Notice of 2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 25, 2023

Robert A. Frist, Jr. and Scott A. Roberts, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of HealthStream, Inc. to be held on May 25, 2023.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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